UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZIONS BANCORPORATION

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April 9, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 22, 2015, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.
We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 10, 2015, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the notice.
It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 22, 2015

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:    May 22, 2015
Time:    1:00 p.m., local time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our website at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect 13 directors for a one-year term (Proposal 1)

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 2)

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2014 (Proposal 3)

4.	To approve the Company’s 2015 Omnibus Incentive Plan (Proposal 4)

5.	To vote on a shareholder proposal requesting our Board of Directors establish a policy requiring that its chairman be an “independent” member of the Board (Proposal 5)

Record Date: Only shareholders of record on March 19, 2015, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
April 9, 2015

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors, or the Board, of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 22, 2015, at 1:00 p.m. local time.
In accordance with the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 10, 2015, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the materials, to our shareholders of record as of March 19, 2015, the record date for the Annual Meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:

➢	FOR the election of the 13 directors listed on page 5 to a one-year term of office (Proposal 1)

➢	FOR ratification of the appointment of our independent registered public accounting firm for 2015 (Proposal 2)

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2014 (Proposal 3)

➢	FOR approval of the Company’s 2015 Omnibus Incentive Plan (Proposal 4)

➢
AGAINST a shareholder proposal that the shareholders request that the Board adopt a policy, and amend the by-laws and other corporate documents as necessary, to require the chairman of the board to be an independent member of the Board (Proposal 5)

If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.
The only shares that may be voted at the Annual Meeting are the 203,066,450 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.
On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. In the election of directors, if the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected for a full one-year term. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date, or 203,066,450 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.
Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted in only the same proportion as all other shares are voted with respect to each proposal. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve 2014 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), on the proposal to approve our 2015 Stock Option Plan (Proposal 4), or on the shareholder proposal regarding independence of the Board’s chairman (Proposal 5), unless you provide specific instructions on how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to high standards of ethics and sound corporate governance, including management of the Company’s affairs by a strong, qualified, and active Board exercising independent judgment and effective oversight for the benefit of our shareholders and other constituencies. We regularly review our corporate governance practices and consider enhancements.

2014 ENHANCEMENTS

•
The Board acted to add new, independent members to the Board, appointing two new directors, John C. Erickson and Edward F. Murphy, in 2014 and two new directors, Vivian S. Lee and Suren K. Gupta, in 2015. These actions, together with the retirement of a Board member in 2014, have decreased the average tenure of the Board from 18 years to 13 years.
•
The new Board members will bring important skills and experience to the Board. Mr. Erickson, who the Board appointed chairperson of the Company’s Risk Oversight Committee, is a former vice chairman and chief risk officer of Union Bank. Mr. Murphy, who the Board appointed chairperson of the Audit Committee, is a former executive vice president and principal financial officer of the Federal Reserve Bank of New York. Dr. Lee is a leader in the highly regulated health care industry and academic medicine, and serves as Chief Executive Officer of University of Utah Health Care, as well as dean of the University’s School of Medicine. Mr. Gupta is executive vice president of Technology and Strategic Ventures at Allstate Insurance Company and a former group chief information officer for consumer lending at Wells Fargo & Company.
•
Following its practice of rotating Board committee and leadership positions, the Board appointed a new Lead Director and new chairpersons of all of its standing committees effective as of February 2015.
•
The Board increased the independence requirements for the Risk Oversight Committee by requiring that all members of the committee be independent.
ONGOING CORPORATE GOVERNANCE PRACTICES

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Our Board includes an independent “Lead Director” selected by our independent Board members, with clearly defined duties to counterbalance and complement the leadership of our Chairman and CEO, Harris H. Simmons.
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Eleven of our thirteen directors are independent, and with the exception of the Executive Committee, all of the Board’s Committees are comprised entirely of independent Board members.
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All directors are elected for one-year terms.
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We use a “majority vote” standard in uncontested director elections. If the votes cast to elect a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected for a term of office not longer than 90 days to allow the Board time to identify an appropriate replacement.
•
Board candidates are selected with consideration to diversity in background, viewpoint, and experience.
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Directors and executive officers are subject to stock ownership and retention requirements.
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Hedging of company stock by directors and executive officers is strictly prohibited.
•
Pledging of company stock by directors and executive officers is restricted; all such pledging is subject to prior approval, and is reviewed annually by the Board’s Compensation Committee.

SHAREHOLDER OUTREACH
Throughout the year, we meet regularly with investors and actively seek their feedback on a wide variety of topics relating to our performance, including issues such as loan growth, portfolio concentration, business strategy, capital management, expense control, risk management, governance and compensation. During 2014, we traveled to see investors in 27 cities located in the United States and Europe, presented at nine investor conferences and hosted more than 400 face-to-face interactions with shareholders. The feedback we receive at these events is discussed in management-level and Board-level meetings.
Additionally, at least annually we review our corporate governance practices with many of our largest shareholders, to ensure we are meeting their expectations, and are educated about issues that may develop into significant concerns in the future, if left unchanged. Such feedback has informed our decision to increase the size of our Board with a particular eye to reducing the average tenure of the Board.
In 2014, our shareholders approved a non-binding advisory say-on-pay proposal at our 2014 Annual Meeting with over 96% of the votes cast voting in favor of that proposal. The Compensation Committee reviewed the results of the shareholder vote which indicates there is strong support among shareholders for our compensation structure and decisions.
As we design our compensation programs, we are mindful of balancing the objectives of our various constituencies, including our investors, regulators, customers and employees. In particular, feedback from our regulators has focused on ensuring our compensation programs do not encourage excessive or unnecessary risk-taking. We intend to continue to monitor our current compensation structures and approach to ensure that there is continued support for our pay programs among these constituencies.

DIRECTOR NOMINEES
You are being asked to elect 13 directors, each to hold office until the next Annual Meeting of shareholders or until his or her successor is duly elected or qualified. The proposal for the election of these directors (Proposal 1) begins on page 64 of this Proxy Statement.
The names, ages, and biographical information for each nominee to our Board are set forth below. See page 12 of this Proxy Statement for a listing of the Board Committee membership of each nominee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Jerry C. Atkin Age 66 Director since 1993
Mr. Atkin is chairman and chief executive officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and an accounting background to our Board. At SkyWest, he has led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

John C. Erickson Age 53 Director since 2014
Mr. Erickson retired as vice chairman of Union Bank in June 2014 after more than 30 years of service. During his tenure at Union Bank, Mr. Erickson served as chief risk officer and chief corporate banking officer, among other roles. He was also a member of all key management committees for Union Bank’s operations in the United States.

Mr. Erickson’s background in risk management in the financial services industry provides an invaluable resource for the Company in controlling and managing risk. Mr. Erickson is actively involved in promoting the effectiveness and sound implementation of the Company’s risk appetite framework and risk management programs.

Patricia Frobes Age 68 Director since 2003
Ms. Frobes formerly served as group senior vice president for legal affairs and risk management and general counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings a strong real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLP, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on reform of anti-deficiency laws.

Suren K. Gupta Age 54 Director Since 2015
Mr. Gupta is executive vice president of Technology and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations and business strategy will add depth to our Board’s knowledge about information, technology, and security, an area of evolving and increasing risk to the financial services industry. He was senior vice president of information technology and operations for GMAC Residential, a division of General Motors. Mr. Gupta also has held senior operations, sales, marketing and strategic development roles at INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
J. David Heaney Age 66 Director since 2005
Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell & Giuliani). He provides important insight and feedback for the Company’s management in evaluating its financial statements, internal controls and procedures for financial reporting, understanding the audit committee function and participating in review of the Company’s financial statements.

Vivian S. Lee Age 48 Director since 2015
Dr. Lee has served as senior vice president of Health Sciences at the University of Utah, dean of the University’s School of Medicine, and CEO of University of Utah Health Care since 2011. She was previously the vice dean for Science, senior vice president, and chief scientific officer of New York University Medical Center.

Dr. Lee brings a wealth of experience as a CEO focused on streamlining processes and improving efficiency in the highly regulated and fast-evolving health care industry. From 2014 until 2015, Dr. Lee also served on the Board of Directors of the Company’s affiliate, Zions First National Bank. She is responsible for an annual budget of more than $2.4 billion; and leads a healthcare system comprising four hospitals, numerous clinical and research specialty centers, neighborhood health centers, an insurance plan, and more than 1,200 board certified physicians.

Edward F. Murphy Age 62 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise wide operational risk management. He is also a former executive vice president of JP Morgan Chase Incorporated. He is a trustee of Pace University.

Mr. Murphy is a Certified Public Accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JP Morgan Chase, he held several senior leadership positions including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses. As a trustee of Pace University, Mr. Murphy is a member of the University’s Executive and Investment Committees and is the Chairman of the Administrative Affairs Committee. He also served as chairman of its Audit Committee.

Roger B. Porter Age 68 Director since 1993
Dr. Porter serves as IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc.

Dr. Porter brings to the Board his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, including as assistant to the president for economic and domestic policy from 1989 to 1993. He was also director of the White House Office of Policy Development in the Reagan Administration and executive secretary of the president’s economic policy board during the Ford Administration. He is the author of several books on economic policy.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Stephen D. Quinn Age 59 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Harris H. Simmons Age 60 Director since 1989
Mr. Simmons is Chairman and Chief Executive Officer, or CEO, of Zions Bancorporation, and chairman of Zions First National Bank. He is a director of Questar Corporation where he serves on the audit, and governance and nominating committees. Mr. Simmons also serves on the boards and various committees at O.C. Tanner Company, which is privately held, and National Life Group (Vermont), a mutual insurance company.

Mr. Simmons’ over 40 years of experience in banking and leadership of the Company is invaluable to the Board. During his tenure as our President and then Chairman and CEO, we have grown from $3 billion in assets to our present $57 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

L. E. Simmons Age 68 Director since 1978
Mr. Simmons is the founder and chairman of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Continental Holdings, Inc., where he serves on the audit, finance and nominating and corporate governance committees.

Mr. Simmons brings extensive finance, investment, and merger and acquisition experience to the Board. Over the past 20 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oil field service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the energy industry and of the Texas market. Mr. Simmons is the brother of Harris H. Simmons, our Chairman and CEO.

Shelley Thomas Williams Age 63 Director since 1998
Ms. Williams is a public affairs/communications consultant based in Vashon, Washington.

Ms. Williams’ wide-ranging experience in media and public relations is a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group, which is privately held. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a trustee of the University of Utah from 1991–2001 and a member of the International Women’s Forum.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Steven C. Wheelwright Age 70 Director since 2004
Dr. Wheelwright is president of Brigham Young University–Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University–Idaho from 2006–2007, and as the Baker Foundation Professor and senior associate dean, director of publication activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as senior associate dean, where he was responsible for the MBA program at HBS. He has taught in a number of HBS executive education programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Dr. Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

BOARD MEETINGS AND ATTENDANCE
Our full Board held 22 meetings during 2014. The non-management directors met in confidential sessions five times in 2014. We refer to such meetings of the non-management directors as “executive sessions.” Our independent Lead Director presided at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s Annual Meeting for shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our Annual Meeting for shareholders, and our Annual Meeting for shareholders.
The Board typically invites members of management, including our president, vice chairman and CFO, general counsel, chief risk officer, chief credit officer, and our managers over Investments and Internal Audit to attend Board meetings or Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. The CEOs of our major subsidiaries and other executive officers also make periodic presentations to the Board or Board committees. Members of management do not attend executive sessions of the Board, except when requested by the Board.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•
Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers

•	Code of Business Conduct and Ethics, which applies to our senior officers, including our principal executive officer, principal financial officer, and controller, as well as to all employees

•	Code of Conduct and Ethics for members of the Board of Directors

•	Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers, and five percent shareholders without necessary approval and disclosure

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•	Policies prohibiting hedging and restricting pledging of Company stock by directors or executive officers

•
Incentive Compensation Clawback Policy, which allows the Company to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee:

◦
If, in certain circumstances, the Company suffers extraordinary adverse impact because of the employee’s wrong doing, or the employee is awarded compensation based on significantly incorrect information, or

◦
If required by law, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. Chapter 53), or the Dodd-Frank Act, or regulations promulgated under those laws.

These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.
BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 11 of our 13 Board members proposed for reelection at the Annual Meeting are “independent” directors, as defined by the rules of the The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s Lead Director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s committees, other than the Executive Committee, are independent.
Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Company’s Nominating and Corporate Governance Committee of any such direct or indirect relationship. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Company and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Company and its subsidiaries. Applying this definition, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the CEO of the Company, and L. E. Simmons, who is Harris H. Simmons’ brother. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.

Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Company, including 25 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent Lead Director; meetings with the Company’s external auditors, internal auditors, and other consultants; meetings with members of our management and CEOs and other executive officers of our major subsidiaries; an active and robust compliance program; and active Board and committee members—provides effective challenge and appropriate oversight of the Company’s policies and business, and that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
At our Annual Meeting of shareholders in 2014, shareholders voted on a shareholder proposal requesting that the Board adopt a policy requiring that the chairman of the Board be an individual who has not previously served as an executive of the Company, and who is otherwise “independent” under Nasdaq rules. Approximately 77% of voting shareholders rejected that proposal, evidencing shareholder support for our current leadership structure that allows the Board discretion to select the person or persons most qualified to lead the Company. In 2013 and 2010, 66% and 59% of voting shareholders respectively defeated a similar shareholder proposal. This year, shareholders will again consider a proposal that is substantively identical to those that shareholders have repeatedly rejected. For more information about the Board’s recommendation to vote against such proposal, see page 71 of the Proxy Statement.
INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of our Board of Directors is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent Board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Company’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Company, an independent director selected solely by the Company’s independent directors will serve as the “Lead Director.” The role of the Lead Director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:

•	Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting an annual effectiveness evaluation call with each Board member

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders

•	Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board

•	Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role
Further, our Board’s Audit, Compensation, Risk Oversight and Nominating and Corporate Governance Committees are composed entirely of independent directors, while five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.
BOARD COMMITTEES
Our Board of Directors has five standing committees:

•	Executive Committee

•	Audit Committee

•	Risk Oversight Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Company’s Bylaws. The written charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters periodically. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness evaluation. All of the committee charters were reviewed and significantly updated in the first quarter of 2015.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated periodically at the Board’s discretion. Effective in the first quarter of 2015, new chairpersons were appointed to lead each of the Board’s standing committees. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.
The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓			✓*	✓
John C. Erickson	✓	✓	✓*
Patricia Frobes, Lead Director	✓*		✓
Suren K. Gupta**
J. David Heaney		✓			✓
Vivian S. Lee**
Edward F. Murphy	✓	✓*	✓
Roger B. Porter				✓	✓
Stephen D. Quinn		✓	✓
Harris H. Simmons	✓
L. E. Simmons
Shelley Thomas Williams				✓	✓
Steven C. Wheelwright	✓			✓	✓*
*Committee Chair ** Board committee appointments pending

Executive Committee
Our Executive Committee has six members and reviews projects or proposals that require prompt action from the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The Executive Committee did not meet in 2014. The chairman of the Executive Committee is an independent director and serves as the Lead Director.
The membership of our Executive Committee changed during 2014 and 2015. Roger B. Porter served as Lead Director and chaired the Executive Committee until Patricia Frobes’ appointment to these positions. Stephen D. Quinn also served on the committee until the first quarter of 2015.
Audit Committee
Our Audit Committee has four members and met 15 times in 2014, and a subcommittee met once. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee” included in this Proxy Statement. A written charter approved by the Board governs the Audit Committee. The Board has determined that Edward F. Murphy is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in accordance with the rules of the SEC and Nasdaq’s listing standards. The Company’s director of Internal Audit reports directly to the Audit Committee.
The membership of our Audit Committee changed during 2014 and 2015. Jerry C. Atkin and Shelley Thomas Williams served on the Audit Committee for portions of 2014. Stephen D. Quinn was the chairperson of the committee until the first quarter of 2015.

Risk Oversight Committee
Our Risk Oversight Committee has four members and met 11 times in 2014, and a subcommittee met twice. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Company’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Company’s significant risks. The Board has also determined that one or more of its members, including John C. Erickson, has experience in identifying, assessing, and managing risk exposures of large, complex, financial firms. The Company’s chief risk officer reports directly to the Risk Oversight Committee.
The membership of our Risk Oversight Committee changed during 2014. J. David Heaney, L. E. Simmons, and former director R. Don Cash served on the Risk Oversight Committee for portions of 2014. Patricia Frobes was the former chairperson of the committee.
Compensation Committee
Our Compensation Committee has four members and met seven times in 2014. Each of its members is independent, determined as described in its committee charter.
The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Company. The Compensation Committee also evaluates shareholder concerns regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
The membership of our Compensation Committee changed during 2014. Patrica Frobes served on the Compensation Committee for portions of 2014. Steven C. Wheelwright was the former chairperson of the committee.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2014 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board. None of the members had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee has five members who met seven times in 2014. Each of its members is independent, determined as described in its committee charter. The purpose of the Committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Company.
In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•	Personal qualities and characteristics, accomplishments, and professional reputation

•	Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Company

•	Diversity of viewpoints, backgrounds, and experience

•	Ability and skill set required to chair committees of the Board

•	Relevant and significant experience in public companies
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee for election at our 2016 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 75 under “Shareholder Proposals for 2016 Annual Meeting.”
The membership of our Nominating and Corporate Governance Committee changed during 2014. Former director R. Don Cash served on the committee until his retirement from the Board in May 2014. Jerry C. Atkin was the former chairperson of the committee.
BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Company has developed a multifaceted and robust approach to risk management. We recognize that risk is inherent in our business and central to everything we do. As a result, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Appetite Framework, and the interests of shareholders and other stakeholders.
The Company’s Risk Appetite Framework is a fundamental component of the Company’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Company’s business. The Risk Appetite Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Company’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Company’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Company’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Appetite Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Company’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Appetite Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Company’s Risk Appetite Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees:
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Company’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Company’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Company’s Risk Appetite Framework. It formally reports to the full Board periodically and reviews and recommends the articulation of the Company’s Risk Appetite Framework and overall the risk capacity and risk appetite limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The corporate chief risk officer, or CRO, reports to the Risk Oversight Committee and the Company’s CEO. The Risk Oversight Committee reviews the performance of the CRO and, when necessary, oversees the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of controls over financial reporting and compliance by the Company and its employees with laws, regulations, policies and procedures, and ethical standards. Among other responsibilities, the Audit Committee reviews our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of Internal Audit and Compliance and our general counsel on any significant matters. The director of Internal Audit reports directly to the Audit Committee and administratively to the Company’s CEO. The Audit Committee reviews the performance of the director of Internal Audit and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2014, the Audit Committee met 15 times and discussed with the CEO, CFO, controller, internal auditors, and our independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the Public Company Accounting Oversight Board, SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors, and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its charter.
As set forth in the Audit Committee charter, management of the Company is responsible for the integrity of the Company’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, policies, and internal controls that provide for compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial statements, principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2014, with management and internal and external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Edward F. Murphy, Chairman
John C. Erickson
J. David Heaney
Stephen D. Quinn

EXECUTIVE OFFICERS OF THE COMPANY
The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company as of the date of this Proxy Statement.

Individual	Principal Occupation During Past Five Years (1)
Harris H. Simmons Age 60 Officer since 1981	Chairman and Chief Executive Officer. Chairman of Zions First National Bank.
James R. Abbott Age 41 Officer since 2009	Senior Vice President, Investor Relations.
Bruce K. Alexander Age 62 Officer since 2000	Executive Vice President. Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.
A. Scott Anderson Age 68 Officer since 1997	Executive Vice President. President and Chief Executive Officer of Zions First National Bank.
Doyle L. Arnold(2) Age 66 Officer since 2001	Vice Chairman and Chief Financial Officer.
David E. Blackford Age 66 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc.
Dallas E. Haun Age 61 Officer since 2007	Executive Vice President. President and Chief Executive Officer of Nevada State Bank.
Julie G. Castle Age 54 Officer since 2013	Executive Vice President, Wealth Management. Chief Executive Officer of Welman Holdings; Chairman of Zions Trust, N.A. since 2011; Executive Vice President of First Interstate Bank from 2007 to 2011.
W. David Hemingway Age 67 Officer since 1997	Executive Vice President, Capital Markets & Investments. Executive Vice President of Zions First National Bank.
Alexander J. Hume Age 41 Officer since 2006	Senior Vice President and Corporate Controller.
Dianne R. James Age 61 Officer since 2012	Executive Vice President and Chief Human Resources Officer. Officer of National Bank of Arizona from 2006 until 2013.
Thomas E. Laursen Age 63 Officer since 2004	Executive Vice President, General Counsel and Secretary.
Scott J. McLean Age 58 Officer since 2006	President. Chairman, Amegy Bank N.A.; Executive Vice President of the Company and Chief Executive Officer, Amegy Bank N.A. from December 2009 to February 2014.
Keith D. Maio Age 57 Officer since 2005	Executive Vice President. President and Chief Executive Officer of National Bank of Arizona.

Individual	Principal Occupation During Past Five Years (1)
Michael Morris Age 56 Officer since 2013	Executive Vice President, Chief Credit Officer. Prior to August 2013, Executive Vice President, Real Estate Banking of Zions First National Bank.
Joseph L. Reilly Age 61 Officer since 2011	Executive Vice President, Technology and Operations Systems. Officer of Zions Management Services Company since 2001.
Stanley D. Savage Age 69 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.
Edward P. Schreiber Age 56 Officer since 2013	Executive Vice President and Chief Risk Officer. From 2010 to April 2013, Managing Director of Alvarez & Marsal.
Steve D. Stephens Age 56 Officer since 2010	Executive Vice President. President and CEO of Amegy Bank N.A.

[1]	Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

[2]	The Company announced Mr. Arnold’s pending retirement and named his successor as CFO in a report on Form 8-K filed with the SEC on March 20, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2014 and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers, or NEOs, for 2014 which included our CEO, CFO, and our three next most highly compensated executive officers:

•	Harris H. Simmons, Chairman and CEO

•	Doyle L. Arnold, Vice Chairman and CFO

•	Scott J. McLean, President

•	Edward P. Schreiber, Chief Risk Officer

•	A. Scott Anderson, President and CEO of Zions First National Bank
All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee, or the Committee.
2014 COMPENSATION HIGHLIGHTS
The Committee awarded the Company’s NEOs total compensation with respect to 2014 that the Committee believes is generally commensurate with the Company’s performance in 2014. The Company’s financial results and condition improved significantly in 2014, as summarized below under “2014 Performance Highlights.” The Company’s Net Earnings Applicable to Common Shareholders increased 11.2%, from $294 million in 2013 to $327 million in 2014. Its balance sheet was improved through the reduction of long-term debt and collateralized debt obligations, or CDOs. Accordingly, total compensation of the Company’s NEOs, when excluding a restricted stock unit award made in January 2013 (which was attributable to 2012 performance) and a non-recurring special restricted stock unit grant in June 2014 (described in greater detail on page 25 under “Compensation Decisions for 2014 Performance Period — Plan Design and Award Highlights”), increased 11.4%, from approximately $7.0 million in 2013 to approximately $7.8 million in 2014.
Our executive compensation programs have large elements of performance-based compensation, particularly in the form of long-term incentives. As illustrated below, all of our NEOs, on average, have over 72% of their annual target direct compensation dependent upon short- and long-term performance-based incentives.

For 2014, 23% of our CEO’s target direct compensation and, on average, 21% of the target direct compensation for our other NEOs, was tied to our annual cash incentive plan. Details on the program and on individual award decisions are set forth below under “Components of Executive Compensation” and “Compensation Decisions for the Named Executive Officers” sections, respectively.
The long-term awards granted in May 2014 and June 2014 (which vest over multiyear periods and make up the bulk of total direct compensation) are focused on future performance. The grant mix of these long-term incentives to NEOs varies by position. Overall, the target mix in 2014 was 59% long-term cash performance units, or Value Sharing Plan units, 31% restricted stock or performance stock units, and 10% stock options. The 2014 special restricted stock unit awards were not factored into the computations referenced above since they are not recurring awards. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on these programs and on individual grant decisions are set forth below under the “Compensation Elements” and “Compensation Decisions for Named Executive Officers” sections, respectively.
Risk mitigation concerns were balanced with profitability and other performance objectives through features of our compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

What We Do:
Require strong ownership and retention of equity
The Company adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. The Committee has assigned the CEO a stock ownership guideline of 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price decline.

Require “double trigger” for benefits under CIC agreements
The Company’s change in control, or CIC, agreements are subject to “double trigger” requirements, meaning that severance benefits are due only if an executive experiences a qualifying termination of employment after a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Require a “double trigger” for accelerated vesting or equity awards upon a CIC.
If adopted by shareholders, the Company’s 2015 Omnibus Incentive Plan will provide for accelerated vesting of equity and other awards under the plan after a CIC on a “double trigger” basis, that is, if the holder experiences a qualifying termination of employment after the CIC.

Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates and maintains share utilization levels within industry norms.
Clawback
Our current incentive compensation clawback policy allows the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant
The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of its independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

Discourage excessive and unnecessary risk-taking
We discourage excessive risk-taking by executives in many ways, including our balanced program design, multiple performance measures, clawback, and retention provisions. Our compensation programs discourage taking risks that are likely to have an adverse impact on the Company. We validate this through risk assessment of incentive-based compensation plans.

What We Don’t Do:
No tax gross-ups on change in control payments or perquisites	The Company’s CIC agreements do not permit excise tax gross-ups on payments made upon a CIC.
No “timing” of equity grants
The Company maintains a disciplined equity approval policy. The Company doesn’t grant equity awards in anticipation of the release of material, non-public information. Similarly, Zions does not time the release of material, non-public information based on equity grant dates.

No option re-pricing	The Company does not re-price or backdate stock options.
No discounted stock options	The Company does not grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Company presently has no active employment contracts.
No personal use of corporate aircraft	The Company does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging
The Company adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions’ equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.

2014 PERFORMANCE HIGHLIGHTS
Key themes underlying the Company’s 2014 performance include:

•	Net Earnings Applicable to Common improved 11.2% in 2014 to $327 million versus $294 million for 2013.

•
Two major items had a significant favorable impact on profitability in 2014: (i) the negative provisions for loan losses and unfunded lending commitments of $107 million, which is the result of continued strong improvement in asset quality, and (ii) the reduction of interest expense on long-term debt from debt redemptions.

•
In 2014, we reduced long-term debt by $1.2 billion through tender offers, early calls and redemptions at maturity. As a result of these actions, we estimate that interest expense on long-term debt in 2015 will decline by approximately $53 million.

•
Despite a difficult interest rate environment and modest loan growth, net interest income only declined 1.0% in 2014 compared to 2013. The decline was due to reduced income from FDIC-supported loans as that portfolio, purchased in 2009, winds down. Excluding FDIC-supported loan income, net interest income increased 1.7% compared to 2013.

•
Asset quality improved significantly; nonperforming lending-related assets declined 28% in 2014, and net charge-offs declined to $42 million in 2014 compared to $52 million in 2013. As a result, credit costs, including the provision for loan losses and unfunded lending commitments, other real estate expense and credit-related expense, declined approximately 16%.

•
During 2014, we undertook considerable actions to reduce risk by selling a significant portion of the Company’s CDO portfolio as well as significantly reducing the amount of construction and land development lending commitments.

•	Tier 1 common, or T1C, capital plus reserves for credit losses improved and ranks well above the peer median.

2014 PERFORMANCE SNAPSHOT
1 Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets

For purposes of these charts, peer average is the average of the relevant metric for the Zions peer group used in the comparative analyses published in the Company’s latest 10-K filing.

COMPENSATION DECISIONS FOR THE 2014 PERFORMANCE PERIOD
PLAN DESIGN AND AWARD HIGHLIGHTS
In 2014, the Company utilized certain design features it believed would help align compensation incentives with key performance objectives. These features included the following:

•
The Committee approved substantive changes to the design of the Company’s Value Sharing Plans. Changes included increasing the number of performance metrics used to determine initial nominal value of participation units from two measures to seven measures and replacing the performance-based deferral feature utilized in prior Value Sharing Plans with a more comprehensive risk-based forfeiture clause. The Committee believes these modifications provide for a more holistic assessment of results and a more comprehensive tool for the reduction or elimination of payouts due to adverse risk outcomes.

•
The Committee continued to use performance-based equity awards for its CEO and CFO, granting them performance-based restricted stock units. Under the terms of the award agreements, the 2014 restricted stock unit grants to Messrs. Simmons and Arnold will not be eligible to vest on the four-year ratable vesting schedule unless the Company makes substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion.

•
The Committee introduced risk management effectiveness scores as a directional factor that was used in the determination of 2014 individual annual cash incentives for each NEO and other EMC members. These new risk management effectiveness scores help the Committee identify and reward executive management for timely and effective remediation of regulatory and control findings.

•
In 2014, the Committee approved grants of special restricted stock unit awards to the NEOs and other participants in the 2013–2015 Zions Bancorporation Value Sharing Plan. The Committee granted these special awards in recognition of the actions taken in the best interest of the Company in response to unexpected consequences resulting from the imposition of the Volcker Rule in December 2013, and the resulting unintended negative impact on the initial nominal value determination and lost compensation for participants in the 2013–2015 Zions Bancorporation Value Sharing Plan.

COMPENSATION DECISIONS FOR THE NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives and individual performance.

Base Salary
In February 2014, the Committee approved the following base salary increases for four of the five NEOs that were effective January 3, 2014. Mr. McLean’s base salary increase reflects his promotion to President and was made effective on the date of his promotion. These base salary increases include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. Mr. McLean’s new base salary also includes a $34,000 housing subsidy which is not factored into determinations of his actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2014 Base Salary Increases
	% Increase	2014 Base Salary
Harris H. Simmons	3.4%	$920,000
Doyle L. Arnold	3.6%	$570,000
Scott J. McLean	22.4%	$624,000
Edward J. Schreiber	7.4%	$510,000
A. Scott Anderson	2.9%	$540,000
In February 2015, the Committee approved the following base salary increases for the NEOs. These increases became effective on January 1, 2015. Mr. McLean’s 2015 base salary also includes the $34,000 housing subsidy which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2015 Base Salary Increases
	% Increase	2015 Base Salary
Harris H. Simmons	2.2%	$940,000
Doyle L. Arnold	1.8%	$580,000
Scott J. McLean	3.2%	$644,000
Edward J. Schreiber	1.6%	$518,000
A. Scott Anderson	1.5%	$548,000
Annual Cash Incentive
The Committee established target and maximum potential cash incentive amounts for EMC members for the 2014 performance year. The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The annual cash incentive targets for EMC members range from 60% to 90% of base salary. Maximum potential annual cash incentive amounts are limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
In February 2015, the Committee assessed whether or not, and the extent to which, cash incentives should be awarded to individual NEOs. These evaluations were based on a subjective evaluation by the Committee of a variety of factors, including but not limited to the following:

•	Individual job performance

•	Local market conditions

•	Internal equity considerations

•	Recommendations of the Company’s CEO (for other EMC members)

•	The Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units

•	The Committee’s evaluation of each EMC member’s overall risk management effectiveness, particularly with regard to remediating regulatory and control findings

•	Compensation paid to senior managers with similar qualifications, experience and responsibilities at other institutions
As it pertains to individual job performance, the Committee assessed each individual EMC member’s performance against a variety of pre-established performance categories tailored to each EMC member at the recommendation of the CEO (for other EMC members). The performance categories for each individual EMC member contained descriptions of key priorities for each executive to focus on during 2014. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2014 and could be modified, if appropriate, during the course of the year. Some of the performance categories established for the NEOs are set forth in the table below:

	Harris H. Simmons	Doyle L. Arnold	Scott J. McLean	Edward P. Schreiber	A. Scott Anderson
Operating earnings	✓	✓	✓	✓	✓
Effective risk management (including compliance and controls)	✓	✓	✓	✓	✓
Capital management and liquidity	✓	✓
Growth in loans and core deposits	✓		✓		✓
Focus on non-interest income	✓		✓		✓
Operational efficiency and expense control	✓	✓	✓	✓	✓
Organizational development & succession planning	✓	✓	✓
Major project execution	✓	✓	✓	✓
New to the 2014 performance assessment was an evaluation of each NEO’s effectiveness in remediating regulatory and control findings. Risk management effectiveness scores were prepared for each of the EMC members.
Ultimately, the Committee relied on its review and evaluation of these various factors to award the following cash incentives to the NEOs for the 2014 performance year:

2014 Annual Cash Incentive Award
	2014 Target Incentive	% of Target	2014 Cash Incentive
Harris H. Simmons	$828,000	54%	$450,000
Doyle L. Arnold	$400,000	100%	$400,000
Scott J. McLean	$413,000	97%	$400,000
Edward J. Schreiber	$357,000	109%	$390,000
A. Scott Anderson	$378,000	99%	$375,000
The Committee noted the following significant 2014 accomplishments in the assessment of each NEO’s performance during 2014:
Harris H. Simmons, Chief Executive Officer

•	Financial results are tracking well versus plan, but return on capital remains below peer performance

•
Sound risk management as evidenced by better than average credit outcomes (NCOs/loans) both recently and over a number of years; high levels of liquidity and conservative interest rate risk positioning; and relatively low levels of operational losses

•	Solid execution and progress on projects addressing the Company’s most pressing challenges

•	Notable improvement in risk management and regulatory matters as well as strengthened stress testing and capital planning processes
Doyle L. Arnold, Vice Chairman & Chief Financial Officer

•	Continued substantial improvements to and upgrades of the Company’s stress testing and capital planning processes and capabilities

•	Successful and timely completion of numerous capital and financing actions that have significantly reduced the risk profile of Company’s balance sheet and income statements

•	Outstanding job in managing his portion of the Company’s major projects, most notably the Chart of Accounts initiative which to date has experienced seamless implementation

•	Strengthening the financial talent in the Company
Scott J. McLean, President

•	Exceptional job of integrating the work streams and overseeing the development of and implementing a governance structure for the Company’s suite of major projects

•	Extraordinary efforts and leadership on the Company’s cost reduction projects

•
Support of the Company’s risk management initiatives, including, importantly, holding the line on concentration limits in the energy portfolio, which will be helpful in limiting losses with the onset of lower oil and gas prices

•	Leadership and much improved monitoring of the Company’s progress on improving fee income, especially good momentum in credit cards and Treasury Management

•	Efforts to upgrade the talent management and succession planning process, with the introduction of the 9-box approach to assessing performance and potential for mid- and senior-level managers

•	Effective engagement with investors, rating agencies, and regulators
Edward P. Schreiber, Chief Risk Officer

•
Excellent job in helping to guide the Company to a stronger posture with respect to risk in the loan portfolio; worked effectively with line officers to produce strong credit results and a repositioning of the portfolio away from higher levels of commercial real estate

•	Extraordinary job of implementing a strong enterprise risk management program and integrating it into the operations of our affiliate banks and other subsidiaries

•	Highly engaged in stress testing during the year; model validations were completed in timely manner and model validation staffing was strengthened

•	Strong participation in all major projects; most notably, CreditLead implementation in Arizona and Nevada was accomplished virtually flawlessly, with strong user acceptance to date

•	Integrally involved in the development of a Data Governance framework which is now being rolled out

A. Scott Anderson, President and CEO of Zions First National Bank (ZFNB)

•
Excellent job of managing Zions Bank in a very challenging rate environment, achieving the strongest return on tangible equity, even when adjusted for the negative loss provision of $59 million, among the affiliate banks

•
Very strong job of incorporating the Risk Appetite Framework into the operation of ZFNB; he receives high scores on the risk issues scorecard (i.e., Consistently Exceeds Expectations), and has put into place a variety of processes to monitor and manage risk outcomes

•	Net charge-offs were low at 0.11% in 2014, and classified loans were reduced from 4.30% of loans at 12/31/13 to 3.37% of loans at the end of 2014

•
Manages expenses effectively and continues to look for ways to reduce costs; total direct expenses (excluding the provision for unfunded commitments) decreased 0.9%, and ZFNB (Core Bank)’s direct expenses as a percentage of both revenues and assets remained below weighted averages for all affiliate banks

•	Very effective in managing business development activities, and shows great personal leadership in spending a great deal of time with clients throughout Utah, Idaho, and Wyoming

•
Mr. Anderson’s efforts in highlighting diversity and bringing strong women into responsible positions in the bank is without peer in the company; ZFNB was recognized once again by American Banker as having one of the strongest teams of women bankers in the industry

Long-Term Incentives
Value Sharing Plans
The Company’s multiyear cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (above predetermined minimum performance thresholds) over multiyear periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued employment.
2012–2014 Value Sharing Plans
All of our most recently completed Value Sharing Plans, consisting of a corporate-level and seven subsidiary bank-level plans, had two-and-one-half year performance periods that began on July 1, 2012, and concluded on December 31, 2014. Under normal circumstances, the Committee would have approved the terms, and granted units of participation, to the NEOs and other members of the Company’s EMC in this set of Value Sharing Plans. However, the Committee’s use of performance-based programs, like the Company’s Value Sharing Plans, was prohibited by executive compensation restrictions that the Company was subject to during our participation in the United States Treasury Department’s Capital Purchase Program, also referred to as TARP. As a result, the Committee did not approve, and none of the NEOs or other members of the Company’s EMC received awards of or payouts from this set of Value Sharing Plans.
2014–2016 Value Sharing Plans
In May 2014, the Committee established Value Sharing Plans consisting of a corporate level and seven subsidiary level plans covering the years 2014 through 2016. Unit awards to executives and other officers in the Value Sharing Plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Company performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the Custom Peer Group

(described below). The following table details the number and value of participation units in the 2014–2016 Value Sharing Plans granted to NEOs in the second quarter of 2014.

2014-2016 Value Sharing Plan
	# of Participation Units	Value @ $1.00 per unit
Harris H. Simmons	1,102,83	$1,102,833
Doyle L. Arnold	748,611	$748,611
Scott J. McLean	579,545	$579,545
Edward J. Schreiber	466,667	$466,667
A. Scott Anderson	596,591	$596,591
Messrs. Simmons, Arnold, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Value Sharing Plan for ZFNB.
All participation units in these Value Sharing Plans have a potential aggregate minimum threshold value of $0.00 per unit and a potential aggregate maximum value of $1.20 per unit. The value displayed in the above table was computed using the aspirational target value of $1.00 per unit.
The design of the 2014–2016 Value Sharing Plans was substantively changed relative to prior versions. Further details on these modifications and the design of the 2014–2016 Value Sharing Plans are provided in the “Compensation Elements” section.
Stock Option Awards
In May 2014, the Committee, at their discretion, approved the following stock option grants for the Company’s NEOs. Generally, these grants are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data.

2014 Stock Option Grants
	# of Stock Options	Grant Date Fair Value (Black-Scholes Option Value)
Harris H. Simmons	32,191	$208,598
Doyle L. Arnold	20,188	$130,818
Scott J. McLean	15,578	$94,558
Edward J. Schreiber	9,482	$57,556
A. Scott Anderson	14,359	$87,159
Additionally, these stock option grants were, in accordance with the expectations issued by the Federal Reserve Board, limited to less than ten percent of each respective NEO’s total incentive compensation. Further details on the Company’s stock option grant practices are contained in the “Compensation Elements” section.

Performance Stock Unit Awards
In June 2014, the Committee decided to continue its recent practice of granting performance stock unit awards to Messrs. Simmons and Arnold. Under the terms of the award agreements, the 2014 performance stock unit grants to Messrs. Simmons and Arnold will not be eligible to vest on the four-year ratable vesting schedule unless the Company makes substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion. The size of the 2014 performance stock unit awards to Messrs. Simmons and Arnold were broadly determined based on a subjective evaluation of their individual contributions, the scope of the individual’s responsibilities and market data.

2014 Performance Stock Unit Awards
	# of Performance Stock Units	Grant Value Date Fair Value
Harris H. Simmons	18,223	$548,512
Doyle L. Arnold	10,864	$327,006
Restricted Stock Unit Awards
In May 2014, the Committee approved restricted stock unit awards for other members of the EMC. These grants were intended to focus senior executives on future performance. Like the granting of stock options and performance stock units, the size of these grants are generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. These restricted stock unit awards will vest ratably, 25% per year for four years on the anniversary date of the grant.

2014 Restricted Stock Unit Grants
	# of Restricted Stock Units	Grant Value Date Fair Value
Scott J. McLean	11,193	$320,008
Edward J. Schreiber	13,291	$379,990
A. Scott Anderson	9,094	$259,997
2014 Special Stock Award
In June 2014, the Committee reviewed the actions taken in the best interest of the Company in response to the unexpected consequences resulting from the imposition of the Volcker Rule in December 2013, and the resulting unintended negative impact on the initial nominal value determination for the 2013–2015 Zions Bancorporation Value Sharing Plan. The unexpected imposition of this rule resulted in unintended lost compensation and retention incentives for participants in that plan. After considerable discussion, in order to restore some of the lost compensation, the Committee approved a special grant of restricted stock units for the participants in this Value Sharing Plan, including amounts for the NEOs listed in the table below.

2014 Special Stock Award Grants
	# of Restricted Stock Units	Grant Value Date Fair Value
Harris H. Simmons	8,306	$250,011
Doyle L. Arnold	6,645	$200,015
Scott J. McLean	2,326	$70,013
Edward J. Schreiber	3,987	$120,009
A. Scott Anderson	2,326	$70,013
These restricted stock unit grants will vest ratably, 25% per year for four years on the anniversary date of the grant.

COMPENSATION PHILOSOPHY AND OBJECTIVES
PHILOSOPHY, OBJECTIVES, AND PRACTICES
We believe the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Company shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success

•
Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance above established targets

•	Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions

•
Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Company, including incorporating performance goals specifically tied to risk management

Our compensation philosophy supports and reflects the Company’s risk management culture. Zions’ 2014 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
Specifically, for 2014, we balanced our portfolio of awards between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2014 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	Reviewing and approving the compensation for the CEO, the remaining NEOs, and other members of the Company’s EMC

•	Selecting and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period

•	Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Company’s Value Sharing Plans

In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our Chief Risk Officer, competitive benchmarking and other analyses as described below.
The Committee has taken the following steps, among others, to ensure that it effectively carries out its responsibilities:

•	Conducted an annual review of the Committee Charter to ensure that it effectively reflects the Committee’s responsibilities

•	Conducted an annual review of the Company’s Custom Peer Group

•
Scheduled an executive session prior to the conclusion of each of the Committee meetings, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels, and other items deemed appropriate by the Committee

•	Completed an annual self-evaluation of the Committee’s effectiveness

•	Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel

•	Worked to meet expectations and guidance from our banking regulators
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Company’s executives.
The consultant fulfills the following responsibilities:

•	Reviews the Committee’s charter and recommends changes as appropriate

•	Reviews the Committee’s agendas and supporting materials in advance of each meeting

•	Advises the Committee on management proposals, as requested

•	Reviews information from the Custom Peer Group (described below) and survey data for competitive comparisons

•
Reviews the Company’s executive compensation programs and advises the Committee on the design of incentive plans or practices that might be changed to improve the effectiveness of its compensation program

•	Reviews competitive pay practices of the Custom Peer Group for its Boards of Directors and recommends to the Committee changes required to pay the Company’s Board of Directors in a competitive fashion

•	Reviews, analyzes, and summarizes survey data on executive pay practices and amounts that come before the Committee

•	Attends all of the Committee meetings, including all executive sessions with only the Committee members as requested

•	Advises the Committee on potential practices for Board governance of executive compensation as well as areas of concern and risk in the Company’s programs

During 2014, McLagan was specifically engaged on the following projects:

•
Advised the Committee with respect to the appropriateness of compensation structure and actual amounts paid to the Company’s executive officers given the Company’s compensation philosophy, size, and Custom Peer Group

•	Actively participated in the review and restructuring of the Company’s 2014–2016 long-term cash plans, referred to internally as its Value Sharing Plans

•	Advised on the appropriateness of executive performance goals and metrics

•	Reviewed and advised on the compensation for the Company’s Board of Directors

•	Advised on the development of and reviewed the Company’s new Risk Management Effectiveness Scorecard for individual EMC members

•	Advised the Committee on market and regulatory trends and developments

•	Reviewed the 2014 Compensation Discussion and Analysis and related sections for the Proxy Statement
Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2014. Fees paid to McLagan for work performed for the Compensation Committee during 2014 totaled approximately $223,400. Fees paid to McLagan for performance and compensation survey data and consulting advice delivered to management during 2014 totaled approximately $76,600.
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs, along with a risk effectiveness assessment. Based on these evaluations, the CEO makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentive awards, and long-term equity- and long-term cash incentive award opportunities. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Company’s executive officers.
Additionally, the CEO, CFO, Chief Risk Officer, Chief Credit Officer, and other select members of the Company’s EMC serve on the Incentive Compensation Oversight Committee, or ICOC. The ICOC reviews and evaluates all incentive compensation plans in which executive management and other employees that expose the organization to material inherent risks are participants. The purpose of these reviews is to address the concern that the Company’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Company.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Committee refers to this Custom Peer Group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant, McLagan, or by the Company, using publicly available data from public filings and audited financial statements. Compensation data is generally prepared by the Committee’s external compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Company’s consultant reviews any financial and/or compensation data that is prepared by the Company and provided to the Committee.
The Custom Peer Group consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and shareholder investment. The following 16 companies were identified by the Committee as the 2014 Custom Peer Group.

• Associated Banc-Corp	• First Niagara Financial Group, Inc.
• BB&T Corporation	• Huntington Bancshares Incorporated
• BOK Financial Corporation	• KeyCorp
• City National Corporation	• M&T Bank Corporation
• Comerica Incorporated	• People’s United Financial, Inc.
• Commerce Bancshares, Inc.	• Regions Financial Corporation
• Fifth Third Bancorp	• SunTrust Banks, Inc.
• First Horizon National	• Synovus Financial Corp.
The Committee periodically, but not less than annually, reviews the Custom Peer Group and considers changes to the Custom Peer Group deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. Based on the Committee’s evaluation of the Custom Peer Group for 2014, there were no changes from the prior year. The Company’s assets (47th percentile), market capitalization (44th percentile), and number of employees (53rd percentile) ranked close to the median (50th percentile) of the Custom Peer Group as of July 2014.
BENCHMARKING
The Company’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the Custom Peer Group.
When determining compensation mix and levels, the following items are considered:

•	The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the Custom Peer Group

•
The 25th percentile, median (i.e., 50th percentile), and 75th percentile peer data for major elements of compensation (base salary, target annual cash incentive compensation, and total direct compensation)

•
The ability to provide market median (i.e., 50th percentile) Total Cash Compensation (i.e., base salary plus annual cash incentive compensation) for 50th percentile performance relative to the Compensation Peer Group

•	The ability to conform to guidance issued by the Federal Reserve Board of Governors which expects upside leverage for incentive compensation plans to be limited to no more than 125% of target

•
Expectations issued by the Federal Reserve Board of Governors that grants of stock options to executive management should be no more than 10 percent of each respective EMC member’s total incentive compensation and 50 percent or more of each respective EMC member’s total incentive compensation should be granted in the form of long-term incentives (e.g., stock options, restricted stock, or cash performance plans with multiyear vesting and/or performance periods)

In aggregate, the 2014 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Company’s CEO and other senior executives, including executive officers not listed in this Proxy Statement, were within 5% of the estimated 2013 market median total compensation for similarly situated executives working at peer financial institutions in the Custom Peer Group.

COMPENSATION ELEMENTS
We provide a brief explanation of the factors used to determine each component of the NEO’s compensation in the sections that follow.
BASE SALARY
We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.
ANNUAL CASH INCENTIVE
The annual cash incentive is a cash incentive program that provides annual cash awards to the NEOs and other key employees based on the achievement of goals established annually by the Committee. The Company awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or MIP, which was approved by shareholders in May 2012. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Company’s adjusted operating income for that plan year. The MIP defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the Committee in its discretion and may be less than the maximum award allowed under the MIP based on factors the Committee deems relevant, including, but not limited to, adjusted operating income for the plan year.
Each year the Committee establishes target and maximum potential cash incentive amounts for the NEOs and other EMC members. The target cash incentive structures are developed based on an independent analysis of peer compensation structures and target levels by position. Maximum potential annual cash incentive amounts are limited to 125% of the target in order to discourage excessive and/or unnecessary risk taking.
Details on individual annual cash incentive award decisions for 2014 are set forth in the section “Compensation Decisions for the 2014 Performance Period.”
LONG-TERM INCENTIVES
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders.

Value Sharing Plans
The Company’s multiyear cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (above predetermined minimum performance thresholds) over multiyear periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued employment.
2012–2014 Value Sharing Plans
All of our most recently completed Value Sharing Plans, consisting of a corporate-level and seven subsidiary bank-level plans, had two-and-one-half year performance periods that began on July 1, 2012, and concluded on December 31, 2014. Under normal circumstances, the Committee would have approved the terms, and granted units of participation, to the NEOs and other members of the Company’s EMC in this set of Value Sharing Plans. However, the Committee’s use of performance-based programs, like the Company’s Value Sharing Plans, was prohibited by executive compensation restrictions that the Company was subject to during our participation in the United States Treasury’s Capital Purchase Program, also referred to as TARP. As a result, the Committee did not approve, and none of the NEOs or other members of the Company’s EMC received awards of or payouts from this set of Value Sharing Plans.
2013–2015 Value Sharing Plans
The 2013–2015 Value Sharing Plans are designed so as to set an initial nominal value at the end of 2013 based on the performance of the Company or affiliate bank, as the case may be, in 2013; to make such initial nominal value subject to reduction based on Company or affiliate bank performance during the period of 2013 through 2015, resulting in a final nominal value; and to settle each participation unit based on the final nominal value and changes in the Company’s average stock price in January 2016 compared to January 2014.
The 2013–2015 Value Sharing Plans provide for the initial nominal value of a participation unit to be set on the basis of (i) actual pre-tax, pre-provision income relative to budgeted levels, and (ii) actual credit losses as a percentage of average total loans and leases to budgeted levels. These levels would be as follows:

Pre-Tax, Pre-Provision Income (PTPP)		Weighting
Maximum	115% of budgeted amount	75% of incentive award fund
Target	110% of budgeted amount
Threshold	85% of budgeted amount
Net Charge-offs (Percent of Average Loans & Leases)		Weighting
Maximum	60% of budgeted amount	25% of incentive award fund
Target	100% of budgeted amount
Threshold	140% of budgeted amount
Each unit has an aggregate minimum threshold value of $0.00, a target value of $1.00 and an aggregate maximum value of $1.20. Intermediate values are established by interpolation.
The 2013–2015 Value Sharing Plans provide that the initial nominal value of a unit may then be reduced, but not increased, based on pre-tax, pre-provision income and net charge-off performance during the period of 2013 through 2015, resulting in a final nominal value. Each participation unit will then be settled in cash at its final nominal value adjusted based on the change in the average price of the Company’s stock in January 2016 relative to that in January 2014.

2014–2016 Value Sharing Plans
Each year the Committee reviews and updates the design of its Value Sharing Plans to ensure alignment with the Company’s business strategy, regulatory guidance and the external market. For 2014, the Committee made several important modifications to its Value Sharing Plans. First, the measurement of Company or affiliate bank performance for purposes of determining initial nominal values was expanded from two metrics to seven, providing a more holistic evaluation of results. Initial nominal values for the 2014–2016 Value Sharing Plan are determined by the Committee at the conclusion of the one-year performance period (i.e., July 1, 2014 to June 30, 2015) based on their assignment of a single “quartile performance rating” based on their overall assessment of Company/division performance across the following basket of pre-determined metrics. The Committee, in its sole discretion, may make adjustments to the computation or assessment of these performance measures in order to equitably reflect or evaluate performance over the performance period.

•	Pre-Tax, Pre-Provision Earnings (or PTPP)

•	Net Charge-offs

•	Total Direct Expense

•	Noninterest Income

•	Strategic Progress (i.e., a comprehensive assessment of four to five initiatives tailored to each subsidiary)

•	Return on Assets (relative to Zions’ peers in the Custom Peer Group)

•	Tier 1 Common Capital Ratio (relative to Zions’ peers in the Custom Peer Group)
The Committee determines the overall funding of each Company/division Value Sharing Plan pool, using discretion which is informed by recommended funding “markers” assigned to each performance quartile.
A second modification to the 2014–2016 Value Sharing Plan involves replacing the 2013–2015 Value Sharing Plan performance based deferral feature with a risk-based forfeiture clause. Specifically, the 2014–2016 Value Sharing Plans now provide that the initial nominal value of a unit may be reduced, but not increased, based on the occurrence of certain unusual events during the 18-month deferral period (i.e., July 1, 2015 to December 31, 2016), resulting in a final nominal value. Unusual events are intended to include (but, are not limited to) the Company experiencing significant stress due to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the deferral period. Each participation unit will then be settled in cash at its final nominal value adjusted based on the change in the average price of the Company’s stock in January 2017 relative to that in July 2015. Additional information on the design of the Company’s 2014–2016 Value Sharing Plans is provided in Exhibit 10.1 to the Company’s report in Form 10-Q for the quarter ended September 30, 2014.
Details on individual 2014–2016 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2014 Performance Period.”
Stock Options
We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data.
Stock option grants are designed to assist the Company to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in the Company’s stock price performance

•	Provide an opportunity for increased ownership by executives

•	Maintain competitive levels of total compensation
The Company’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.
In accordance with the expectations issued by the Federal Reserve Board, the Committee has decided to limit grants of stock options to members of the EMC to less than ten percent of each respective EMC member’s total incentive compensation. Details on individual grants of stock options to NEOs are provided in the “Compensation Decisions for the Named Executive Officers” section.
Performance Stock Units
In past years, most recently in 2013 and 2014, the Committee has attached performance conditions to the vesting of restricted stock unit awards for selected NEOs. Details on individual grants of restricted stock units to NEOs are provided in the “Compensation Decisions for the Named Executive Officers” section.
Restricted Stock
A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit.
The Committee believes that restricted stock and restricted stock unit awards have been an important tool for the Committee to utilize in meeting the objectives of our executive compensation program. These awards have permitted the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock and restricted stock units that have been granted generally vest over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.
Summary of 2014 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Company’s EMC during 2014.

Award	2014	2015	2016	2017	2018
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Performance Stock Units	Granted at fair market value on date of grant. Vesting is permitted only in the event performance conditions are met based on assessment of the Committee	25% vest based on performance	25% vest based on performance	25% vest based on performance	25% vest based on performance
Restricted Stock Units	Granted at fair market value on date of grant	25% vest	25% vest	25% vest	25% vest
Value Sharing Plan Units
Performance metrics:
Goals for Compensation Committee assessment established:
(i) Pre-tax, Pre-provision earnings
(ii) Net charge-offs
(iii) Total direct expense
(iv) Noninterest income
(v) Strategic progress goals
(vi) Return on assets
(vii) Tier 1 common equity ratio
Performance period begins 7/1/14
		End of perf. period is 6/30/15 Comp Committee assesses performance and “Provisional settlement” in actual initial nominal value and average price of Zions shares for each trading day in July 2015	Risk-based forfeiture clause evaluation occurs at 12/31/2016. The total units permitted to vest may only be reduced or forfeited, not increased Upon vesting, final nominal value is determined	Actual settlement in cash based on average price of Zions shares for each trading date in January 2016
PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.
HEALTH AND WELFARE BENEFITS
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.
RETIREMENT BENEFITS
We believe that providing competitive retirement programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $17,500 ($23,000 for participants age 50 and above) in 2014. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.
Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s profit results in 2013, we made a profit sharing plan contribution equal to 2.0% of eligible compensation in 2014. We also made a contribution in 2015 equal to 2.0% of eligible compensation in light of 2014 performance. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2014 cannot exceed $265,000.
For selected executives, including Messrs. Simmons, Arnold, and Anderson, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $150,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.
Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.
Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.
Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.
Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan
Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Of the 2014 NEOs, only Mr. Anderson was a grandfathered employee receiving earnings and interest credits in this plan. Messrs. Simmons accrued interest credits only. None of the other NEOs has a benefit in this plan. On June 30, 2013, the plan was frozen as to earnings credits for all participants.
Supplemental Retirement Plan
From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson have one of these arrangements, which will provide each of them $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

OTHER COMPENSATION PRACTICES AND POLICIES
CHANGE IN CONTROL AGREEMENTS
The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.
For purposes of the change in control agreements, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred in any of the following circumstances:

•	Any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities

•	The majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met

•	A merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity

•	The shareholders of the Company approve a plan of complete liquidation of the Company

•	An agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated
The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive the following:

•
A lump sum severance payment equal to two or three times (depending on whether the individual is grandfathered under a prior iteration of the CIC arrangement that provided for three times) the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the two or three years (depending on the individual) immediately prior to the change in control

•	Full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination

•	Continuation of medical and dental health benefits for two or three years (depending on the individual)

•	Outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the executive’s annual base salary

•	Full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans
Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that, immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. However, this “single trigger” for accelerated vesting and exercisability has been overridden by the terms of all equity grants made by the Company during or after May 2012, which require actual or constructive termination of employment following a change-in-control for accelerated vesting and exercisability; these grants also provide for continued vesting and exercisability, even in the absence of a change-in-control or termination of employment, for certain retirement eligible employees. As a result, equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”), while equity grants awarded prior to that time generally provide for accelerated vesting and exercisability after a change-in-control, regardless of any change in employment status. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.
Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.
EMPLOYMENT CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Company has no active executive employment contracts.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Company believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multiyear performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation. In addition, as described in the previous section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.
The Company also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, in May 2013, the Company revised its Incentive Compensation Clawback Policy, which gives the Company the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
Accordingly, the Company in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return or adjust such compensation to the Company, and if so required any employee shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Company, in the following circumstances:

•
As required by Section 304 of the Sarbanes Oxley Act, which generally provides that in the event the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with financial reporting requirements under securities laws, the CEO and CFO must reimburse the Company for any incentive compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated

•
As required by Section 954 of the Dodd-Frank Act, which indirectly provides that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare such restatement, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement

•	As required by any other applicable law, regulation or regulatory requirement

•
If the Company suffers extraordinary financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the employee in circumstances constituting illegal or intentionally wrongful conduct, gross negligence or seriously poor judgment

•
If the employee is awarded or is paid out under incentive compensation plans on the basis of significantly incorrect financial calculations or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout

Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Company in its discretion determines to be appropriate.

In exercising its discretion under this Incentive Compensation Clawback Policy, the Company may, to the extent permitted by law or regulation, consider the degree of harm suffered by the Company, the employee’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, the extent to which the employee was acting in accordance with Company policies, procedures and processes, the extent to which others were responsible for the acts or decisions giving rise to the harm, the position and responsibilities of the employee relative to the magnitude of harm suffered by the Company, the long-term value of the employee to the Company and such other factors as the Company deems to be appropriate.
SHARE OWNERSHIP AND RETENTION GUIDELINES
In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
ANTI-HEDGING AND PLEDGING POLICY
Our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Company stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Company stock only with prior review and approval upon a demonstration that the pledge may be conducted prudently, without material risk to the pledgor or the Company. The aggregate amount of securities pledged by all directors and executive officers may not exceed 5% of the total outstanding amount of the class of securities subject to the pledge. As of December 31, 2014, less than one-half percent of the Company’s total outstanding common shares were subject to pledge by directors and executive officers. See the beneficial ownership table on page 62 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Company’s stock ownership and retention guidelines.
DEDUCTIBILITY AND EXECUTIVE COMPENSATION
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to our CEO, CFO and our next three most highly compensated executive officers (other than the CFO), unless that compensation is paid pursuant to a performance-based compensation plan. The Company believes that compensation paid pursuant to salary, bonus, and incentive plans generally is fully deductible for federal income tax purposes.
Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction and reserves the ability to grant such compensation.
NON-QUALIFIED DEFERRED COMPENSATION
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”
ACCOUNTING FOR STOCK-BASED COMPENSATION
Accounting for share-based payments is in accordance with the requirements of ASC 718 Compensation - Stock Compensation. See Notes 1 and 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted March 13, 2015, by the Compensation Committee of the Board of Directors.

Compensation Committee

Jerry C. Atkin, Chairman
Roger B. Porter
Shelley Thomas Williams
Steven C. Wheelwright

COMPENSATION TABLES

2014 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, Salary in 2014 is denominated in cash only. In the “Bonus” column we detail the amount of the annual cash incentive or other bonuses paid to each NEO for 2014. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in footnote 16 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2014. Please also refer to the table in this Proxy Statement with the title “2014 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock units, and performance stock units to NEOs in 2014. Vesting of these stock awards is conditioned on the participant’s continued employment with us. The restricted stock units and performance stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. A portion of the 2014 equity grants to Messrs. Simmons and Arnold contained performance vesting conditions predicated upon the Company making substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multiyear period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multiyear performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (i) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2014; and (ii) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column, we disclose the sum of the dollar value of the following:

•	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000

•	Amounts we paid or that became due related to termination, severance, or change in control, if any

•	Our contributions to vested and unvested defined contribution plans

•	Any life insurance premiums we paid during the year for the benefit of an NEO

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)(6)	All Other Compensation ($)	Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2014	920,000	450,000	798,523	208,598	—	95,397	28,304(7)	2,500,822
	2013	890,000	356,525(3)	1,318,857	196,229	—	(16,276)	34,166	2,779,501
	2012	1,712,000	—	664,993	—	—	102,381	27,601	2,506,975

Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	2014	570,000	400,000	527,021	130,818	—	—	21,504(8)	1,649,343
	2013	550,000	250,250(3)	829,337	122,441	—	—	26,025	1,778,053
	2012	1,192,000	—	501,498	—	—	—	20,941	1,714,439

Scott J. McLean President, Zions Bancorporation	2014	594,769(2)	400,000	390,021	94,558	—	—	23,314(9)	1,502,662
	2013	510,000	380,000	699,198	98,789	—	—	26,672	1,714,659
	2012	990,000	—	389,990	—	—	—	24,994	1,404,984

Edward P. Schreiber Chief Risk Officer Zions Bancorporation	2014	510,000	390,000	499,998	57,556	—	—	15,602(10)	1,473,156
	2013	316,666	380,000	380,001	50,001	—	—	15,302	1,141,970

A. Scott Anderson President and Chief Executive Officer Zions First National Bank	2014	540,577	375,000	330,010	87,159	—	63,083	29,442(11)	1,425,271
	2013	525,000	380,000	710,371	101,698	—	23,826	51,597	1,792,492
	2012	918,000	—	316,485	—	—	67,904	37,524	1,339,913

*	The table reflects the position held by each NEO as of December 31, 2014.

[1]
2013 and 2014 salary is denominated in cash only. Salary in 2012 was comprised of cash salary and salary shares. The components of the NEOs’ 2012 total salary is displayed below. Salary shares were a form of compensation permitted under TARP compensation rules. Salary shares were granted in biweekly installments during 2012 as fully vested restricted stock units, that were later settled in cash. These salary shares were not transferable until the transfer restrictions lapsed on September 30, 2012 and March 31, 2013.

	2012 Cash Salary	2012 Salary Shares	2012 Total Salary
Harris H. Simmons	$875,000	$837,000	$1,712,000
Doyle L. Arnold	542,000	650,000	1,192,000
Scott J. McLean	510,000	480,000	990,000
A. Scott Anderson	518,000	400,000	918,000

[2]
Mr. McLean’s 2014 salary includes a housing allowance that became effective upon his promotion to President of Zions Bancorporation. This housing allowance reflects the time worked in Salt Lake City, Utah for the new role as well as the time worked in Houston, Texas to retain a key leadership role with the Amegy Bank in Texas. The housing allowance is more cost effective for the Company compared to the alternative of securing corporate housing or utilizing hotels.

[3]
Bonus awards to Messrs. Simmons and Arnold for performance in 2013 were subject to certain performance conditions which were not satisfied as of the date of the 2014 Proxy Statement. The Committee later determined that certain conditions were partially satisfied and bonus payments were made to Messrs. Simmons and Arnold in November 2014 for performance in 2013 in the amounts of $356,525 and $250,250, respectively. These bonus payments are reflected in the 2013 line of this Proxy Statement.

[4]
Grant values of restricted stock units and performance stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date. The 2013 Stock Award column reflects grants made in January 2013 as a reward for 2012 performance as well as the annual forward-looking equity grants made in May 2013.

[5]	The net change in the accumulated present value of pension benefits for each NEO during 2014 was Mr. Simmons, $95,397 and Mr. Anderson, $63,083.

[6]
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2014.

[7]
All other compensation for Mr. Simmons consists of the following: (i) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $12,702 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $18,864 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; and (iii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $12,600 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus.

[8]
All other compensation for Mr. Arnold consists of the following: (i) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $5,902 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $10,723 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; and (iii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $5,940 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus.

[9]
All other compensation for Mr. McLean consists of the following: (i) for 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $6,000 in annual car allowance, $1,712 in imputed income for bank owned life insurance and $102 for a Christmas bonus; (ii) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $6,000 in annual car allowance, $3,890 in imputed income for club dues and $1,582 in imputed income for bank owned life insurance; and (iii) for 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $6,000 in annual car allowance, $2,662 in imputed income for club dues and $1,432 in imputed income for bank owned life insurance.

[10]
All other compensation for Mr. Schreiber consists of the following: (i) for 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus; and (ii) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus.

[11]
All other compensation for Mr. Anderson consists of the following: (i) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $13,840 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $36,295 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; and (iii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $22,523 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus.

2014 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Perf Stock Units (1)	6/10/2014	—	—	—	—	18,223	—	—	548,512
	Rest. Stock Units (1)	6/10/2014	—	—	—	—	8,306	—	—	250,011
	Options (2)	5/30/2014	—	—	—	—	—	32,191	30.1	208,598
	Value Sharing Plan (3)		1,102,833	—	1,102,833	1,323,400	—	—	—	—

Doyle L. Arnold	Perf Stock Units (1)	6/10/2014	—	—	—	—	10,864	—	—	327,006
	Rest. Stock Units (1)	6/10/2014	—	—	—	—	6,645	—	—	200,015
	Options (2)	5/30/2014	—	—	—	—	—	20,188	30.1	130,818
	Value Sharing Plan (3)		748,611	—	748,611	898,333	—	—	—	—

Scott J. McLean	Rest. Stock Units (1)	5/30/2014	—	—	—	—	11,193	—	—	320,008
	Rest. Stock Units (1)	6/10/2014	—	—	—	—	2,326	—	—	70,013
	Options (2)	5/30/2014	—	—	—	—	—	15,578	28.59	94,558
	Value Sharing Plan (3)		579,545	—	579,545	695,454	—	—	—	—

Edward P. Schreiber	Rest. Stock Units (1,2)	5/30/2014	—	—	—	—	13,291	—	—	379,990
	Rest. Stock Units (1,2)	6/10/2014	—	—	—	—	3,987	—	—	120,009
	Options (3)	5/30/2014	—	—	—	—	—	9,482	28.59	57,556
	Value Sharing Plan (4)		466,667	—	466,667	560,000	—	—	—	—

A. Scott Anderson	Rest. Stock Units (1)	5/30/2014	—	—	—	—	9,094	—	—	259,997
	Rest. Stock Units (1)	6/10/2014	—	—	—	—	2,326	—	—	70,013
	Options (2)	5/30/2014	—	—	—	—	—	14,359	28.59	87,159
	Value Sharing Plan (3)		596,591	—	596,591	715,909	—	—	—	—

[1]
Restricted stock units and performance stock units were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The restricted stock units have provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. The awards granted on June 10, 2014 to Mr. Simmons and Mr. Arnold were made in the form of performance stock units. The performance conditions require that these grants will not be eligible to vest on the four year ratable vesting schedule unless the Company successfully makes substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the restricted awards continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights during the vesting period, but do have dividend equivalent rights.

[2]
Stock options were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until fully vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.

[3]
Units were granted under the 2014–2016 Value Sharing Plans. Messrs. Simmons, Arnold, McLean, and Schreiber participate in the Bancorporation VSP, while Mr. Anderson has half of his VSP units in the Bancorporation Plan and half in the VSP of his affiliate bank, Zions First National Bank. Performance under these plans is based on an assessment of achievement by the Committee of various financial and strategic goals compared to predetermined thresholds over the time period from July 1, 2014 to June 30, 2015. Potential value then adjusts with the Zions Bancorporation common stock price over the time period from July 2015 to December 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2014
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Harris H. Simmons	77,000	—	47.29	04/23/2015	19,686	561,248	12,968	369,718
	—	32,191	30.10	06/09/2021	24,731	705,081	18,223	519,538
	—	—			6,595	188,023	—	—
	—	—			8,306	236,804	—	—
	77,000	32,191			59,318	1,691,156	31,191	889,256

Doyle L. Arnold	67,000	—	47.29	04/23/2015	14,846	423,259	7,573	215,906
	190,000	—	27.98	08/14/2015	4,353	124,104	10,864	309,733
	—	20,188	30.1	06/09/2021	16,323	465,369	—	—
	—	—			6,645	189,449	—	—
	257,000	20,188			42,167	1,202,181	18,437	525,639

Scott J. McLean	10,975	—	58.26	05/18/2015	11,545	329,148	—	—
	21,000	—	47.29	04/23/2015	3,895	111,046	—	—
	119,000	—	27.98	08/14/2015	14,606	416,417	—	—
	4,834	9,668	27.49	05/23/2020	6,660	189,877	—	—
	—	15,578	28.59	05/29/2021	11,193	319,112	—	—
					2,326	66,314	—	—
	155,809	25,246			50,225	1,431,914	—	—

Edward P. Schreiber	2,734	5,468	24.78	03/31/2020	11,502	327,922	—	—
	—	9,482	28.59	05/29/2021	13,291	378,926	—	—
					3,987	113,669	—	—
	2,734	14,950			28,780	820,517	—	—

A. Scott Anderson	50,000	—	47.29	04/23/2015	9,369	267,110	—	—
	71,000	—	27.98	08/14/2015	3,930	112,044	—	—
	4,976	9,953	27.49	05/23/2020	14,734	420,066	—	—
	—	14,359	28.59	05/29/2021	6,858	195,522	—	—
					9,094	259,270	—	—
					2,326	66,314	—	—
	125,976	24,312			46,311	1,320,326	—	—

[1]
All outstanding stock options vest 33% each year and have a seven year term, except for the option grant made to Mr. McLean in 2005, that was made prior to the acquisition of Amegy Bank and has a ten year term.

[2]	Based on closing market price on December 31, 2014, of $28.51 per share.

[3]
Messrs. Simmons and Arnold were granted performance options and performance stock units in 2013. The performance conditions require that these grants will not be eligible to vest on the three-year or four-year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion. The amounts displayed in this table reflect the grants remaining after the performance determination by the Committee. Of the original performance stock units, 65% were deemed earned and will be distributed in 1/3 increments on the grant anniversary dates. The Committee resolved to cancel the performance options based on the performance criteria established upon their grant.

[4]
Messrs. Simmons and Arnold were granted performance stock units in 2014. The performance conditions require that these grants will not be eligible to vest on the four-year ratable vesting schedule unless the Company successfully makes substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion.

OPTION EXERCISES AND STOCK VESTED IN 2014
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	27,924	825,275
Doyle L. Arnold	—	—	20,263	599,386
Scott J. McLean	—	—	18,287	538,469
Edward P. Schreiber	—	—	3,833	119,666
A. Scott Anderson	—	—	16,382	481,259

[1]	We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2014 PENSION BENEFITS TABLE
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2014. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	549,801	—
	Excess Benefit Plan	21.46	364,426	—
	Supplemental Retirement Plan	N/A	143,190	—

A. Scott Anderson	Cash Balance Pension Plan	22.50	442,360	—
	Excess Benefit Plan	22.50	376,769	—
	Supplemental Retirement Plan	N/A	166,081	—

[1]	Messrs. Arnold, McLean, and Schreiber are not eligible to participate in the Company’s defined benefit retirement programs.

[2]
The Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen on December 31, 2002, except for certain individuals who met the age and service requirements to continue receiving service credits. As of that date, Mr. Simmons did not meet the age requirement, but Mr. Anderson did meet the requirements. Subsequently, on June 30, 2013, the Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen for all plan participants. The service credits displayed in the table will remain constant in future years. Any future present value changes will only result from interest crediting.

Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2014 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2014.
The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2014. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2014, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	12,702	(10,054)	—	209,612
Doyle L. Arnold	—	5,902	84,942	(60,137)	1,609,624
Scott J. McLean	—	—	—	—	—
Edward P. Schreiber	—	—	—	—	—
A. Scott Anderson	—	13,840	(17,552)	—	439,376

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $28.51.
SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.
Under the Zions Bancorporation severance policy, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEO’s received Value Sharing Plan units in 2013 and 2014. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Company, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.

EQUITY AWARDS
The Company has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. All equity awards granted to NEOs corresponding to the years 2009 through 2012 were subject to TARP-related compensation restrictions. These restrictions prohibited stock option awards to the NEOs and required at least two years of service prior to any vesting of restricted stock and restricted stock units. The provisions of equity awards granted after May 2011 vest and become exercisable upon the death or disability of the holder; those granted prior to that time do not. Equity awards granted prior to May 2012 vest and become exercisable after a change in control only if the executive is terminated by the Company other than for cause or by the executive for good reason. In addition, provisions of equity awards granted since 2012 provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Company, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule. Equity awards granted prior to that time provided that unvested equity awards would be forfeited upon retirement. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in all of their retirement benefits. These benefits are not enhanced based on circumstances regarding termination. Because the Company does not enhance the benefits payable under any of its retirement plans if the employment of one of the NEOs terminates, we do not report any amount in respect of these plans in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis” and “2014 Pension Benefits Table,” and in the “2014 Nonqualified Deferred Compensation Table.”
MISCELLANEOUS BENEFITS
Under the Company’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Company’s obligations under the change in control arrangements are discussed elsewhere in this Proxy Statement.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	920,000(1)	3,718,782(2)(3)
Accelerated Vesting of Long-Term Incentives	—	2,019,164(6)	—	—	1,486,895(7)
Retirement Plans	—	—	—	—	31,200(4)
Other Benefits	—	—	—	—	29,160(5)

Doyle L. Arnold
Severance	—	—	—	570,000(1)	2,314,960(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,304,561(6)	—	—	1,038,350(7)
Retirement Plans	—	—	—	—	31,200(4)
Other Benefits	—	—	—	—	29,160(5)

Scott J. McLean
Severance	—	—	—	624,000(1)	1,061,702(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,112,628(6)	—	—	1,557,685(7)
Retirement Plans	—	—	—	—	31,200(4)
Other Benefits	—	—	—	—	32,256(5)

Edward P. Schreiber
Severance	—	—	—	510,000(1)	1,143,990(2)(3)
Accelerated Vesting of Long-Term Incentives	—	840,913(6)	—	—	934,247(7)
Retirement Plans	—	—	—	—	31,200(4)
Other Benefits	—	—	—	—	32,256(5)

A. Scott Anderson
Severance	—	—	—	540,000(1)	2,063,630(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,063,368(6)	—	—	816,647(7)
Retirement Plans	—	—	—	—	31,200(4)
Other Benefits	—	—	—	—	19,872(5)

[1]
The Zions Bancorporation Severance Policy for executive officers provides four weeks salary for each $10,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced above what any other employee would be due as a result of the termination occurrence.

[2]
Under the Company’s change in control agreements, upon a change in control and termination by the Company other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

[3]
The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Simmons, Arnold, McLean, Schreiber, and Anderson in order to avoid the imposition of excise taxes.

[4]
Under the Company’s change in control arrangements, each NEO would be entitled to receive an amount equal to the amount the Company would have contributed to each NEOs account under the Company’s 401(k) plan as a matching contribution had they remained employed by the Company for three years after the date of termination and had the executive made the maximum elected deferral contribution. This amount reflects the maximum employer contribution of four percent applied to the compensation limit ($265,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code.

[5]
Under the Company’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation.

[6]
The equity awards granted in 2012 and thereafter contain a provision that would accelerate vesting in the instance of death or disability. These figures represent the potential value of this acceleration as of December 31, 2014.

[7]
The Company’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not receive in the absence of a change in control. The figures presented in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2014. For Value Sharing Plans, the incremental value is based on the target value of plan units. For (i) equity awards without continued vesting upon attainment of age 60 and five years of service or (ii) equity awards with such vesting that are held by NEOs that were not age 60 or did not have five years service as of December 31, 2014, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2014 and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2014. For equity awards with the continued vesting provision that are held by executives who had attained age 60 and five years of service as of December 31, 2014, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2014. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

RELATED PARTY TRANSACTIONS POLICY
The Company’s Related Party Transaction Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as five percent or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans” are to be reviewed, approved, or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Federal Reserve. The only transactions occurring in 2014 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS
Our Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

CASH COMPENSATION
Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees of the Board receive $1,250 for each committee meeting they attend. The chairmen of the Risk Oversight and Audit Committees receive an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $7,500 annual retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

DIRECTOR STOCK PROGRAM
Nonemployee directors were granted either restricted stock or restricted stock units in 2014. The number of restricted stock or units was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.
Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the board, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2014 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the “All Other Compensation” column.

2014 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	98,000	69,995	—	—	—	167,995
R. Don Cash(5)	42,449	—	—	—	—	42,449
John C. Erickson	38,167	52,510	—	—	—	90,677
Patricia Frobes	104,250	69,995	—	—	—	174,245
J. David Heaney	103,250	69,995	—	—	28,756	137,245
Edward F. Murphy	55,750	61,237	—	—	—	116,987
Roger B. Porter	91,750	69,995	—	—	—	161,745
Stephen D. Quinn	118,000	69,995	—	—	—	187,995
L. E. Simmons	76,750	69,995	—	—	—	146,745
Shelley Thomas Williams	91,500	69,995	—	—	—	161,495
Steven C. Wheelwright	93,000	69,995	—	—	—	162,995

[1]
Harris H. Simmons, the Company’s chairman and CEO, is not included in this table because he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 48.

[2]	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

[3]
Grants of 2,427 shares of restricted stock were made to each director effective June 2, 2014, under the 2005 Stock Option and Incentive Plan, which vested six months from the date of grant. The fair market value on the date of grant was $28.84 per share. Directors Erickson and Murphy received prorated grants following their election to the Board. Mr. Murphy received a restricted stock grant of 2,108 shares on July 23, 2014, with a fair market value of $29.05 per share. Mr. Erickson received a grant of 1,802 restricted stock units on August 29, 2014, with a fair market value of $29.14 per share.

[4]
The directors’ restricted stock and stock option awards outstanding as of December 31, 2014 are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 63. With the exception of 2,508 of Mr. Heaney’s stock options, the options listed are all priced below current fair market value.

[5]	Mr. Cash retired from the Board effective May 30, 2014.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2014
Jerry C. Atkin	—	19,800	4,000
R. Don Cash	—	19,800	4,000
John C. Erickson	—	—	—
Patricia Frobes	—	19,800	4,000
Suren K. Gupta	—	—	—
J. David Heaney	—	18,308	—
Vivian S. Lee	—	—	—
Edward F. Murphy	—	—	—
Roger B. Porter	—	19,800	4,000
Stephen D. Quinn	—	19,800	4,000
L. E. Simmons	—	19,800	4,000
Shelley Thomas Williams	—	19,800	4,000
Steven C. Wheelwright	—	19,800	—

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of five percent or more of the common stock of the Company as of December 31, 2014.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	17,713,102	7.24%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	Beneficial	13,289,980	6.54%
Invesco Advisers, Inc. 1555 Peachtree Street NE Atlanta, GA 30309	Beneficial	13,095,406	6.44%
SSgA Funds Management Inc. State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	10,634,363	5.23%

The following table shows the beneficial ownership, as of March 19, 2015, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 19, 2015.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(2)	G(2)	H(2)	I	J
A. Scott Anderson	197,810	*	—	—	—	—	—
Doyle L. Arnold	371,467	*	4,411	12,000	—	150	125
Jerry C. Atkin	66,406	*	—	—	24,000	—	—
David E. Blackford	173,978	*	—	—	—	—	—
John C. Erickson	6,844	*	—	—	—	—	—
Patricia Frobes	49,106	*	—	13,000	—	—	—
Suren K. Gupta	—	*	—	—	—	—	—
J. David Heaney	77,191	*	—	—	—	—	—
Vivian S. Lee	—	*	—	—	—	—	—
Scott J. McLean	289,045	*	—	—	—	—	—
Edward F. Murphy	2,108	*	—	—	—	—	—
Roger B. Porter	86,972	*	—	—	—	—	2,500
Stephen D. Quinn	63,804	*	—	200,000	—	—	—
Edward P. Schreiber	14,284	*	—	—	—	—	—
Harris H. Simmons(1)	1,419,527	*	—	—	—	—	412
L. E. Simmons	956,418	*	—	—	—	—	—
Shelley Thomas Williams	40,106	*	—	—	—	—	—
Steven C. Wheelwright	54,844	*	—	—	—	—	—

All directors and officers as a group (31 persons)(1)	4,849,873	2.37%	4,411	231,000	24,000	150	3,037

*
Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than one percent of each class of the outstanding preferred shares except as follows: Mr. Quinn holds approximately 2.9% of the total outstanding Preferred Series G shares, while all directors and officers as a group own approximately 3.4% of the total outstanding Preferred Series G shares.

[1]
As of December 31, 2014, of the total shares owned by Harris H. Simmons, 799,222 common shares and warrants, and 412 Series J shares were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans made from such accounts. Of the total shares held by all directors and officers as a group, 925,166 common shares and 6,000 Preferred Series G shares and 412 Series J shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Company were subject to pledge by our directors and officers as a group as of December 31, 2014.

[2]	Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

PROPOSALS

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS
The following 13 persons are nominated for election as directors for a one year term:
Jerry C. Atkin
John C. Erickson
Patricia Frobes
Suren K. Gupta
J. David Heaney
Vivian S. Lee
Edward F. Murphy
Roger B. Porter
Stephen D. Quinn
Harris H. Simmons
L.E. Simmons
Shelley Thomas Williams
Steven C. Wheelwright

Biographical information for each of the nominees is set out in the section entitled “Director Nominees” on page 5 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.
We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2014 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee beginning on page 16 of this Proxy Statement.
Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2014 EXECUTIVE COMPENSATION (“SAY ON PAY”)
We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2015 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2014 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2014.
The Company’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over 72% of their annual target direct compensation dependent upon short- and long-term performance-based incentives. Further, the Company’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that may expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multiyear performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company.
As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2014, the Compensation Committee considered the shareholder ratification at our 2014 Annual Meeting of the compensation paid to our named executive officers for 2013. At our 2014 Annual Meeting of shareholders, over 96% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2014 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

Under current SEC rules, we are required to hold an advisory vote to establish the frequency of the advisory Say on Pay vote at least once every six years. The Board of Directors has adopted an annual frequency for the Company’s advisory Say on Pay vote, based in part on the preference expressed by our shareholders in the nonbinding frequency vote held during the Annual Meeting of shareholders in 2013.

Proposal 4: PROPOSAL TO APPROVE THE COMPANY’S 2015 OMNIBUS INCENTIVE PLAN
The Board recommends that shareholders approve the Company’s 2015 Omnibus Incentive Plan, or the Incentive Plan. If approved by the Company’s shareholders, the Incentive Plan will replace the Amended and Restated Zions Bancorporation 2005 Stock Option and Incentive Plan, or the Prior Plan, for awards granted after the date the Incentive Plan is approved.
If approved, the Incentive Plan will be effective as of the date of the Company’s 2015 Annual Meeting of shareholders scheduled for May 22, 2015.
SUMMARY OF PLAN
The purpose of the Company’s 2015 Incentive Plan is to promote the long-term success of the Company by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Company and its affiliates to acquire a proprietary interest in the success of the Company, to remain in the service of the Company or its affiliates and to render superior performance during such service. The material terms of the Incentive Plan are summarized below. This summary is qualified by reference to the text of the proposed Incentive Plan, which is attached as Appendix I.
Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Board”) or a subcommittee thereof, referred to in this proposal as the Committee. The Committee has the authority to construe, interpret, and implement the Incentive Plan; prescribe, amend and rescind rules and regulations relating to the Incentive Plan; make all determinations necessary or advisable in administering the Incentive Plan; correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan; amend the Incentive Plan to reflect changes in applicable law; determine whether awards may be settled in shares of common stock or cash or other property; determine whether amounts payable under an award should be deferred; and to make other determinations and take other actions relative to the Incentive Plan. The determination of the Committee on all matters relating to the Incentive Plan or any award agreement is final and binding.
Eligibility. Acting and prospective directors, officers and employees of, and consultants and advisors to, the Company and its affiliates, as selected by the Committee in its discretion, are eligible to participate in the Incentive Plan. Because the Incentive Plan provides for broad discretion in selecting award holders and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.
Shares Available for Issuance through the Incentive Plan. 9.0 million shares of the Company’s common stock are authorized for issuance through the Incentive Plan. Effective as of the date the Company’s shareholders approve the Incentive Plan, no new awards shall be granted under the Company’s 2005 Prior Plan and the remaining share authorization under the Prior Plan shall be cancelled, except for shares underlying outstanding awards granted under the Prior Plan.
Each share underlying any award granted under the Incentive Plan reduces the shares available for issuance under the Incentive Plan in an amount equal to 1.0 share. Shares may be issued under the Incentive Plan from authorized but unissued common shares or authorized and issued common shares held in the Company’s treasury or otherwise acquired for the purposes of the Incentive Plan.
Provisions in the Incentive Plan permit the reuse or reissuance by the Incentive Plan of shares of common stock underlying forfeited, terminated or canceled awards of stock-based compensation. If awards or underlying shares are tendered or withheld as payment for the exercise price of an award or for taxes due upon vesting, exercise or settlement of an award, those shares of common stock may not be reused or reissued, or otherwise be treated as available, under the Incentive Plan. Any shares of common stock delivered by the Company, any shares of common stock with respect to which awards under the Incentive Plan are made by the Company, and any shares of common stock with respect to which the Company becomes obligated to make awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, will not be counted against the shares available for awards under the Incentive Plan.
The Committee is required to adjust the terms of any outstanding awards (including the number of shares covered by outstanding awards and the exercise price or price per share covered by outstanding awards) and the number of common shares issuable under the Incentive Plan for any increase or decrease in the number of issued common shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the common shares or similar transaction, or other events affecting the Company’s capitalization.
Description of Awards under the Incentive Plan. The Committee may award to eligible participants incentive and nonqualified stock options, stock appreciation rights, or SARs, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units and other forms of equity-based compensation. See the Compensation Discussion and Analysis beginning at page 19 above for a description of these awards.
Performance Goals. The Committee may grant awards under the Incentive Plan subject to the attainment of certain specified performance goals. The performance goals applicable to an award may provide for a targeted or measured level or levels of achievement or change using one or more of the following measures: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share; enterprise value, shareholder value added or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross profit or operating profit measures (including before or after taxes or other similar measures); investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment, or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, assets, or net assets or total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures), increase in fair market value of the Company’s common stock, regulatory rating, credit quality, and loan charge-offs. Such measures may be defined and calculated in such manner and detail as the Committee in its discretion may determine, including whether such measures shall be calculated before or after income taxes or other items, on an absolute or relative basis, as compared to one or more peer companies or a specified business index, the degree or manner in which various items shall be included or excluded from such measures, whether total assets or certain categories of assets shall be used, whether such measures shall be applied to the Company on a consolidated basis or to certain related entities of the Company or to certain divisions, operating units or business lines of the Company or a related entity, the weighting that shall be given to various measures if combined goals are used, and the periods and dates during or on which such measures shall be calculated. The performance goals described above may differ from award recipient to award recipient and from award to award.
Termination of Employment. The Incentive Plan generally provides that stock options and SARs are forfeited to the extent not vested as of the date of and award holder’s termination of employment unless otherwise provided in the applicable award agreement. All stock options and SARs, whether or not vested, are forfeited in the event the award holder is terminated by the Company for “cause.” Other awards under the plan are also forfeited to the extent not vested as of the date of and award holder’s termination of employment unless otherwise provided in the applicable award agreement.

”Double-Trigger” Change in Control. The Incentive Plan provides for “double-trigger” vesting of awards in the event an award holder’s employment is terminated by the Company without “cause” or by the award holder for “good reason” (each, as defined under the Incentive Plan) within the 24-month period following a change in control of the Company.
Individual Limits. The Incentive Plan limits the number of awards that are intended qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code that may be granted to an award holder in any fiscal year as follows: (i) the maximum number of shares with respect to which stock options or SARs may be granted to an individual during any one year is limited to 500,000. The maximum number of shares of restricted stock, unrestricted stock, restricted stock units or performance shares that may be granted to an individual during any one year shall be 166,666, provided that if any units are awarded with respect to multiple years of service, the limit shall be multiplied by such number of years (not to exceed five years); (ii) the maximum value of performance units that may be granted to any individual during any one year shall be $5,000,000, provided that if any units are awarded with respect to multiple years of service, the limit shall be multiplied by such number of years (not exceeding five years); and (iii) no individual will be granted during any year dividend equivalent rights with respect to more shares than the number of shares and units granted to the individual in such year.
The aggregate value of awards that may be granted to any one non-employee director during any calendar year, solely with respect to his or her service as a non-employee director, may not exceed $200,000, based on the aggregate fair market value of awards, determined as of the date of grant.
Limit on Dividends and Dividend Equivalents on Performance Shares and Performance Units. The recipient of an award of performance shares or performance units shall only be paid any dividends or dividend equivalent rights upon vesting of the applicable performance share or performance unit.
Amendment. The Incentive Plan may be suspended, discontinued, modified, or amended by the Board in its discretion, except to the extent any such amendment requires shareholder approval. The Committee may generally amend any award at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an award or the termination of employment of an award holder. However, no amendment may adversely affect any outstanding awards in a material way without the affected holder’s consent except in specified circumstances.
No Repricing of Stock Options or SARs. Options and SARs issued under the Incentive Plan may not be repriced without the approval of shareholders. The Incentive Plan also prohibits, without shareholder approval, award exchange programs in which outstanding awards are cancelled in exchange for new awards or in exchange for cash or any other form of consideration.
Nontransferability. Unless otherwise determined by the Committee, in certain circumstances, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the Incentive Plan shall be assignable or transferable by an award holder except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during the holder’s lifetime only by the award holder or by the holder’s legal representative.
Duration of the Incentive Plan. Unless earlier terminated by the Board as described above, the Incentive Plan will terminate on the tenth anniversary of the approval of the Incentive Plan by the Company’s shareholders. Notwithstanding any termination of the Incentive Plan, the terms of the Incentive Plan will continue to govern until all then outstanding options and SARs granted thereunder have been satisfied or terminated pursuant to the terms of the Incentive Plan, and all restricted periods and performance periods have lapsed.
U.S. Federal Income Tax Aspects of the Incentive Plan. The following description of the tax consequences of awards under the Incentive Plan is based on Federal income tax laws currently in effect and does not purport to be a complete description of the Federal income tax consequences, nor does it address foreign, state, or local tax consequences. Tax laws governing awards are complex and subject to frequent changes, and award recipients are strongly encouraged to consult with a tax advisor regarding the taxation of awards granted under the Incentive Plan.
Stock Options. There are no Federal income tax consequences either to the option holder or the Company upon the grant of an incentive stock option, or ISO, or a nonqualified stock option, or NQSO. If an ISO is exercised during employment or within three months thereafter, the option holder will not recognize any income and the Company will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of exercise over the purchase price of the shares under the option will be includible in the option holder’s alternative minimum taxable income if the option holder does not dispose of the shares in the same calendar year in which the option holder acquired the shares under the ISO, which may give rise to alternative minimum tax liability for the option holder. Generally, if the option holder disposes of shares purchased under an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the purchase price of such shares (but not more than the actual gain realized by the option holder on the disposition of the shares). The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO. Any gain after the date on which the option holder purchased the shares will be treated as capital gain to the option holder and will not be deductible by the Company. If the shares are disposed of after the two year and one year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss realized by the option holder will be treated as capital gain or loss.
When shares are purchased under a NQSO, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the option holder as ordinary income and deductible by the Company. The disposition of shares purchased under a NQSO generally will result in a capital gain or loss for the option holder but will have no tax consequences for the Company.
SARs, RSUs and Performance Units. There are no Federal income tax consequences either to the recipient or the Company upon the grant of SARs, RSUs or performance units. If and when money is paid or shares of stock are issued pursuant to the exercise of a SAR or pursuant to a performance unit or RSU, the recipient generally will recognize ordinary income, and the Company generally will be entitled to a tax deduction equal to the fair market value of the shares on the date on which the shares are issued (or the amount of cash received if the award is settled in cash) less any amount paid for them by the recipient or netted out to reflect the reference price for SARs.
Restricted Stock and Performance Shares. The recipient of a restricted stock or performance share award will not recognize taxable income at the time the restricted stock or performance shares are issued unless the person makes a special election in accordance with Section 83(b) of the Internal Revenue Code to be taxed (at ordinary income rates) on the fair market value of the shares at that time, in which case the Company would be entitled to a deduction at the same time equal to the amount of income recognized by the recipient but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, the recipient of a restricted stock or performance share award will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income, and the Company generally will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by the Company.
Limitation on Corporate Tax Deductions for Certain Named Executive Officer Compensation. Under Section 162(m) of the Internal Revenue Code, the amount which the Company may deduct on its Federal income tax returns for compensation paid to the chief executive officer and its three other highest paid executive officers other than the chief executive officer and the chief financial officer (“covered employees”) in any taxable year is limited to $1,000,000 per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1,000,000 deduction limit. “Performance-based compensation” is defined as (i) compensation that is payable on account of the attainment of one or more pre-established, objective performance goals, (ii) the performance goals are determined by a compensation committee of the board of directors, which consists of two or more outside directors, (iii) the material terms of the plan under which the compensation is to be paid are disclosed to shareholders and approved by a majority vote in a separate stockholder vote, and (iv) before any payment of compensation, the compensation committee certifies that the performance goals have been satisfied.
The Incentive Plan authorizes the Committee to grant awards that qualify as “performance-based compensation” as well as awards that do not. As a result, the Company may not be entitled to any deduction if the individual in question is the chief executive officer or another covered employee, the compensation does not qualify as “performance-based compensation,” and compensation, when added to the covered employee’s other taxable compensation that is not “performance-based” in the same taxable year, exceeds $1,000,000. The Company reserves the right to grant compensation that is not deductible.
Section 409A of the Internal Revenue Code. Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. If an award constitutes deferred compensation and certain requirements set forth in Section 409A of the Internal Revenue Code are not satisfied, recipients may have to include in income an amount determined in accordance with Section 409A of the Internal Revenue Code and pay an additional 20% tax on the amount and possibly interest penalties.
New Plan Benefits. Awards granted under the Incentive Plan will be subject to the Committee’s discretion, and the Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the Incentive Plan are not currently determinable. The awards granted for the 2014 fiscal year would not have changed if the 2015 Incentive Plan had been in place instead of the Prior Plan and are set forth in the following table and, for our named executives, in the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards table above.

	2015 Omnibus Incentive Plan
	Dollar Value	Number of Units
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	$1,007,121	58,720
Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	$657,839	37,697
Scott J. McLean President, Zions Bancorporation	$484,579	29,097
Edward P. Schreiber Chief Risk Officer Zions Bancorporation	$557,555	26,760
A. Scott Anderson President and Chief Executive Officer Zions First National Bank	$417,169	25,779
Executive Group (including NEOs)	$6,708,990	396,958
Non-executive Director Group	$673,707	23,326
Non-executive Officer Group	$20,716,064	1,300,531

The Board unanimously recommends that shareholders vote “FOR” approval of the Zions Bancorporation 2015 Omnibus Incentive Plan.
The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

Proposal 5: SHAREHOLDER PROPOSAL REGARDING POLICY TO REQUIRE BOARD CHAIRPERSON INDEPENDENCE
Gerald R. Armstrong, 621 Seventeenth Street, No. 2000, Denver, Colorado, 80293-2001, 303-355-1199, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 908 common shares. In accordance with applicable proxy regulations, Mr. Armstrong’s proposed resolution and supporting statement are set forth below in the form that we received it:
RESOLUTION
That the shareholders of ZIONS BANCORPORATION request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.
This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.
STATEMENT
The proponent of this proposal is a long-term shareholder of ZIONS BANCORPORATION, having owned shares since 1971. In past meetings, he introduced “Say-On-Pay” proposals and his efforts caused the repeal of three-year terms for Directors.
In last year’s annual meeting, he presented this proposal and 31,625,348 shares worth $904,168,699.32 were voted in its favor.
The proponent believes that it should be apparent that the person serving as Chairman, President, and CEO was likely a part of the problems which had failed to prevent and adequately correct and that additional leadership could have created accountability and improved performance. He believes, too, that an “independent” chairman would have monitored the performance of the Chief Executive Officer.
Another example of “over-reaching” duties would be that of the person who served TARGET CORPORATION as its President and Chairman of the Board who had been challenged to maintain market share but fell after cyber security breaches which exposed massive amounts of credit card data of 40,000,000 card holders and personal information of 70,000,000 persons causing significant losses to customers, shareholders and banks providing credit/debit cards. An article in The American Banker (2/10/2014) estimated “Cost to Banks $172,000,000 and Rising.”
Does the Board of ZIONS BANCORPORATION handle issues differently than the Board of TARGET CORPORATION? Both had one person serving as President, Chief Executive Officer and Chairman of the Board. One person who may be accountable only to himself; and, that just does not make sense!
A recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO. In 2009, less than 12 percent of incoming CEO’s were also made chairman compared with 48% in 2002 (CEO Succession 2000-2009: A decade of Convergence and Compression, Booz & Co., Summer, 2010)

Norges Bank Investment Management, has stated in support of a similar proposal: “The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.” If you agree, please vote “FOR” this proposal.
Statement of the Company’s Board of Directors
The Board has considered this proposal and recommends a vote AGAINST this proposal primarily for the following reasons:

•	After careful review, the Board has determined that the interests of the Company and its shareholders are best served by Harris H. Simmons continuing in the combined role of CEO and chairman.

•
The Company’s Corporate Governance Guidelines, composition of the Board, and appointment by the other independent members of the Board of an independent Lead Director with clearly delineated duties and authority already provide effective independent oversight of management.

•
If adopted, the shareholder’s proposal would unnecessarily and unwisely restrict the Board’s ability to select the director most suited to serve as chairperson of the Board based on criteria the Board deems to be in the best interests of the Company and its shareholders.

•	Our shareholders rejected substantively identical shareholder proposals in 2014, 2013, and 2010.
In 2014, shareholders rejected a substantively identical proposal submitted by Mr. Armstrong by a vote of 77% to 23%. Since that vote, the Board has taken important steps to further strengthen its independence. These steps included the following:

•
As further described under “Board and Corporate Governance Highlights,” the Board has appointed several new independent directors. As a result of these additions and the retirement of a director in 2014, the average tenure of the Company’s directors declined from 18 years to 13 years.

•
The new Board members will bring important skills and experience to the Board. For example, John C. Erickson, who the Board appointed chairperson of the Company’s Risk Oversight Committee, is a former vice chairman and chief risk officer of Union Bank. Edward F. Murphy, who the Board appointed chairperson of the Audit Committee, is a former executive vice president and principal financial officer of the Federal Reserve Bank of New York.

•
The Board reviewed and modified its committee charters and corporate governance guidelines. In doing so, the Board increased the independence requirements for the Risk Oversight Committee by requiring that all members of the committee, rather than just a majority, be independent.

In addition, during 2014 and 2015, as part of its regular review of our corporate governance practices, the Nominating and Corporate Governance Committee of the Board specifically explored the advantages and disadvantages of requiring an independent chairperson. The Board noted that while some institutional shareholders and advisory firms are generally supportive of requiring an independent chairperson, others consider the issue more holistically to determine whether a company’s governance structure otherwise provides sufficient management oversight and independent influences, such as a suitably empowered lead independent director with significant, specified responsibilities. Zions has such a structure, with a strong emphasis on Board independence: an engaged Board comprised of directors who—individually and collectively—critically and actively evaluate management’s recommendations and decisions; and an independent Lead Director, all of which provide effective oversight of management.

Under our current structure, nine of eleven directors proposed for reelection at the Annual Meeting are independent under Nasdaq rules and the Company’s Corporate Governance Guidelines. Four out of five of our standing Board committees consist solely of, and are chaired by, independent directors. Our key Audit, Risk Oversight, Compensation, and Nominating and Corporate Governance Committees are required to be composed entirely of independent directors. Further, the Board and its committees each meet in executive sessions on a regular basis without the presence of management, and Board members have free access to management and outside advisors. The Company’s Lead Director is appointed by the Board’s other independent directors to provide active, ongoing, independent Board leadership. The Lead Director has clearly defined responsibilities, including the following:

•	Presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman or Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting an annual effectiveness assessment call with each Board member

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders

•	Advising the chairman regarding, and approving, Board meeting schedules, agendas and information

•	Otherwise providing Board leadership when the chairman cannot or should not act in that role
As a result of the Board’s general structure and the enhancements it has made to Board independence in the last years, the Board believes the Company and its management already receive substantial independent oversight from its current Board structure. A policy mandating an independent chair is unnecessary to achieve effective independent leadership and management oversight.
Our Bylaws and Corporate Governance Guidelines permit but do not require the roles of Board chairperson and Chief Executive Officer to be filled by different individuals. This flexibility enables the Board to use its business judgment to select the best leadership structure to meet the Company’s and shareholders’ interests over time. At present, the Board believes that these interests are best served by having Harris H. Simmons hold both positions, due in large part to the benefits of leveraging Mr. Simmons’ unique experience, qualifications and ability to act as a valuable bridge between management and the Board. If the shareholder’s proposal were adopted, the Board would not be free to realize fully the substantial benefits that arise from Mr. Simmons’ perspective and leadership which he has developed over nearly 40 years of experience with the Company, and more than two decades of service as our CEO.
Perhaps most significantly, the Company’s shareholders have recently demonstrated that they support our current combined leadership structure: at our Annual Meetings of shareholders in 2014, 2013, and 2010, shareholders voted on similar proposals regarding independence of the Board chairperson. These proposals were defeated by 77%, 66%, and 59% of voting shareholders, respectively, at such meetings.
In summary, the Board opposes this proposal on a number of grounds, including its belief that the Company and its management already receive substantial and effective independent oversight, and, if the proposal were adopted, it would unnecessarily and unwisely restrict, to the detriment of the Company and its shareholders, the Board’s ability to select the most qualified person to provide leadership to the Board as circumstances evolve over time.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting, the Board unanimously recommends that shareholders vote “AGAINST” the proposal.
If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal will be required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2014 and 2013.

AUDIT FEES
Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2014 and 2013, totaled approximately $4.30 million and $4.88 million, respectively.

AUDIT RELATED FEES
Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2014 and 2013 totaled approximately $339,000 and $404,000, respectively.

TAX FEES
Tax fees include corporate tax compliance, planning, and advisory services. The Company did not incur fees for such services from Ernst & Young LLP for the years ended December 31, 2014 or 2013.

ALL OTHER FEES
All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $3,000 and $0.48 million, respectively, for the years ended December 31, 2014 and 2013.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services, and all other services performed by the independent registered public accounting firm. There were no services or fees in 2014 or 2013 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of such information, the Company believes that for the period from January 1, 2014 through December 31, 2014 its officers and directors were in compliance with all applicable filing requirements, except as follows: Messrs. Abbott, Arnold, Hume, Murphy, Reilly, and H. Simmons each filed one late report due to Company oversight.

OTHER MATTERS

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our secretary at least 120 days but not more than 150 days before the date of our proxy statement released to our shareholders in connection with the Annual Meeting for the preceding year. We must receive proposals from our shareholders on or before December 11, 2015, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2016 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of a proposal must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Text of the proposal to be presented

•	Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Name of the person to be nominated

•	Name, age, business address, residential address, and principal occupation or employment of each nominee

•	Nominee’s signed consent to serve as a director of the Company, if elected

•	Number of shares of the Company owned by each nominee

•	Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our corporate secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Shareholders interested in communicating directly with the Lead Director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15th Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hotline” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE
Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured website. To vote by telephone or online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 10, 2015.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2014, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

Appendix I

ZIONS BANCORPORATION
2015 OMNIBUS INCENTIVE PLAN
ARTICLE I
GENERAL

1.1	Purpose
The purpose of the Zions Bancorporation 2015 Omnibus Incentive Plan (the “Plan”) is to promote the long-term success of Zions Bancorporation (the “Company”) by providing an incentive for officers, employees and directors of, and consultants and advisors to, the Company and its Related Entities to acquire a proprietary interest in the success of the Company, to remain in the service of the Company and/or Related Entities, and to render superior performance during such service. If approved by shareholders of the Company, the Plan will replace the Amended and Restated Zions Bancorporation 2005 Stock Option and Incentive Plan (“Prior Plan”) for Awards granted after the Effective Date. Beginning on the Effective Date, no further awards will be made under the Prior Plan, but this Plan will not affect the terms or conditions of any awards made under the Prior Plan before the Effective Date.

1.2	Definitions of Certain Terms
(a)“Award” means an award under the Plan as described in Section 1.5 and Article II.
(b)“Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with an Award.

(c)	“Board” means the Board of Directors of the Company.
(d)“Cause” Termination of Employment by the Company for “Cause” means, with respect to a Grantee and an Award, (i) except as provided otherwise in the applicable Award Agreement or as provided in clause (ii) below, Termination of Employment of the Grantee by the Company (A) upon Grantee’s failure to substantially perform Grantee’s duties with the Company or a Related Entity (other than any such failure resulting from death or Disability), (B) upon Grantee’s failure to substantially follow and comply with the specific and lawful directives of the Board or any officer of the Company or a Related Entity to whom Grantee directly or indirectly reports, (C) upon Grantee’s commission of an act of fraud or dishonesty resulting in actual or potential economic, financial or reputational injury to the Company or a Related Entity, (D) upon Grantee’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, (E) upon Grantee’s violation of any written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company or its Related Entities, or (F) upon Grantee’s engagement in any other similar conduct or act determined by the Committee in its discretion to constitute “cause”; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination for cause, termination for cause as defined and/or determined pursuant to such agreement. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Compensation Committee (including any successor thereto) of the Board and shall consist of not less than two directors. However, if (i) a member of the Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Code, is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or is not an “independent director” within the meaning of Nasdaq Market Rule 4350 (c), or (ii) the Compensation

Appendix 1

Committee otherwise in its discretion determines, then the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a subcommittee composed of members of the Compensation Committee that, if relevant, meet the necessary requirements. The term “Committee” includes the Compensation Committee or any such subcommittee, to the extent of the Compensation Committee’s delegation.
(g)“Common Stock” means the common stock of the Company.
(h)“Disability” means, with respect to a Grantee and an Award, (i) except as provided in the applicable Award Agreement or as provided in clause (ii) below, “disability” as defined in the Company’s long-term disability plan in which Grantee is participating; or (ii) in the case of directors, officers or employees who at the time of the Termination of Employment are entitled to the benefits of a change in control, employment or similar agreement entered into by the Company or a Related Entity that defines or addresses termination because of disability, “disability” as defined in such agreement. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern. Notwithstanding the foregoing, (A) in the case of an Incentive Stock Option, the term “Disability” for purposes of the preceding sentence shall have the meaning given to it by Section 422 (c)(6) of the Code and (B) to the extent an Award is subject to the provisions of Section 409A of the Code and in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then a Grantee shall be determined to have suffered a Disability only if such Grantee is “disabled” within the meaning of Section 409A of the Code.
(i)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(j)The “Fair Market Value” of a share of Common Stock on any date shall be (i) the closing sale price per share of Common Stock during normal trading hours on the national securities exchange, association or other market on which the Common Stock is principally traded for such date or the last preceding date on which there was a sale of such Common Stock on such exchange, association or market, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange, association or other market or traded in an over-the-counter market, such value as the Committee, in its discretion shall determine.
(k)“Good Reason” means the occurrence of one or more of the following after a Change in Control:
(i)a material reduction in the Grantee’s base salary and annual bonus opportunity, in each case, as in effect immediately before the Change in Control; or
(ii)the Company requiring the Grantee to be based at any location that is more than 50 miles from his or her regular place of employment immediately before the Change in Control, except to the extent that such change in work location results in a commute from the Grantee’s primary residence that is the same or reduced as compared to the Grantee’s commute prior to such change.
Notwithstanding the foregoing, no termination of the Grantee’s employment shall be for Good Reason unless (i) termination of the Grantee’s employment (or notice of the Grantee’s intent to terminate employment) occurs during the 24 month period following the Change in Control, and (ii) the Grantee gives the Company written notice within 90 days of the Grantee obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with the Grantee’s express written consent. Further, if a Grantee is a party to an

Appendix 2

employment agreement or change in control severance agreement or plan that includes a definition of “good reason”, then Good Reason for purposes of Awards granted to such Grantee shall have the same meaning as set forth in such employment agreement or change in control severance agreement or plan. In the event that there is more than one such agreement, the Committee shall determine which agreement shall govern.

(l)	“Grantee” means a person who receives an Award.
(m)“Incentive Stock Option” means, subject to Section 2.3 (f), a stock option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any stock option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.
(n)“Key Persons” means then acting or prospective directors, officers and employees of the Company or of a Related Entity, and then acting or prospective consultants and advisors to the Company or a Related Entity.
(o)“Non-Employee Director” has the meaning given to it in Section 2.13(a).
(p)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its discretion to be applicable to a Grantee with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted or measured level or levels of achievement or change using one or more of the following measures: measures of efficiency (including operating efficiency, productivity ratios or other similar measures); measures of achievement of expense targets, costs reductions, working capital, cash levels or general expense ratios; asset growth; earnings per share; enterprise value, shareholder value added or value creation targets; combined net worth; debt to equity ratio; revenues, sales, net revenues or net sales measures; gross profit or operating profit measures (including before or after taxes or other similar measures); investment performance; income or operating income measures (with or without investment income or income taxes, before or after risk-adjustment, or other similar measures); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return measures (including return on capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, assets, or net assets or total shareholder return or similar measures); market share measures; measures of balance sheet achievements (including debt reductions, leverage ratios or other similar measures), increase in Fair Market Value of Common Stock, regulatory rating, credit quality, and loan charge-offs. Such measures may be defined and calculated in such manner and detail as the Committee in its discretion may determine, including whether such measures shall be calculated before or after income taxes or other items, on an absolute or relative basis, as compared to one or more peer companies or a specified business index, the degree or manner in which various items shall be included or excluded from such measures, whether total assets or certain categories of assets shall be used, whether such measures shall be applied to the Company on a consolidated basis or to certain Related Parties of the Company or to certain divisions, operating units or business lines of the Company or a Related Entity, the weighting that shall be given to various measures if combined goals are used, and the periods and dates during or on which such measures shall be calculated. The Performance Goals may differ from Grantee to Grantee and from Award to Award.
(q)“Person”, whether or not capitalized, means any natural person, any corporation, partnership, limited liability company, trust or legal or contractual entity or joint undertaking and any governmental authority.
(r)“Related Entity” means any corporation, partnership, limited liability company or other entity that is an “affiliate” of the Company within the meaning of Rule 12b-2 under the Exchange Act.

Appendix 3

(s)“Retirement” means, with respect to a Grantee and an Award, (i) except as otherwise provided in the applicable Award Agreement or as provided in clause (ii) below, the Grantee’s Termination of Employment with the Company or a Related Entity for a reason other than for Cause and that at the time of the Termination of Employment the Grantee has reached the following age with the corresponding number of years of service with the Company and/or Related Entities:

Age	Years of Service
55	10
56	9
57	8
58	7
59	6
60 and older	5;
or (ii) with respect to a Non-Employee Director, the Grantee’s Termination of Employment with the Company at the end of his or her term of office for any reason other than Cause.
(t)“Rule 16b-3” means Rule 16b-3 under the Exchange Act.
(u)Unless otherwise determined by the Committee and subject to the following two sentences, a Grantee shall be deemed to have a “Termination of Employment” upon ceasing employment with the Company or any Related Entity (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company or any Related Entity as a director, consultant, advisor or otherwise). In addition, any payment or benefit due upon a termination of Grantee’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to Grantee upon a “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)). Unless the Committee in its discretion determines otherwise, it shall not be considered a Termination of Employment of a Grantee if the Grantee ceases employment or association with the Company or a Related Entity but continues or immediately commences employment or association with a majority-owned Related Entity or the Company. The Committee in its discretion may determine (i) that a given termination of employment with the Company or any particular Related Entity does not constitute a Termination of Employment (including circumstances in which employment continues with another Related Entity or the Company), (ii) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (iii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iv) when a change in a Grantee’s association with the Company or any Related Entity constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine in its discretion whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case. The Committee may make any such determination at anytime, whether before or after the Grantee’s Termination of Employment.

1.3	Administration
(a)The Committee. The Plan shall be administered by the Committee, which shall consist of not less than two directors.
(b)Authority. The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan (including defining and calculating Performance Goals and certifying that such Performance Goals have been met), (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law or regulations, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards

Appendix 4

may be settled, canceled, forfeited or suspended (including, but not limited to, canceling an Award in exchange for a cash payment (or securities with an equivalent value) equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant and the Fair Market Value of a share of Common Stock on the date of cancellation, and, if no such difference exists, canceling an Award without a payment in cash or securities), and (viii) to determine whether, to what extent and under what circumstances cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee.
(c)Voting. Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.
(d)Binding determinations. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.
(e)Exculpation. No member of the Board or the Committee or any officer, employee or agent of the Company or any of its Related Entities (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, in each case as amended from time to time, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
(f)Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board may obtain and may rely upon the advice of experts, including professional and financial advisors and consultants to the Committee or the Company. No director, officer, employee or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith reliance on such advice.
(g)Board. Notwithstanding anything to the contrary contained herein (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board, and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.4	Persons Eligible for Awards
Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.

Appendix 5

1.5	Types of Awards under the Plan
Awards may be made under the Plan in the form of stock options, including Incentive Stock Options and non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, dividend equivalent units, deferred stock units and other stock-based Awards, as set forth in Article II.

1.6	Shares Available for or Subject to Awards
(a)Total Shares Available. The total number of shares of Common Stock that may be transferred pursuant to Awards granted under the Plan shall not exceed 9,000,000 shares. Effective as of the Effective Date, no new awards shall be granted under the Prior Plan and the remaining share authorization under the Prior Plan shall be cancelled, except for shares underlying outstanding awards granted under the Prior Plan. All of shares subject to the Plan shall be authorized for issuance pursuant to incentive stock options under Section 2.3 or for other Awards under Article II. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares covered by such forfeited, terminated or canceled Award shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. However, for the avoidance of doubt, if any Award or shares of Common Stock issued or issuable under Awards are tendered or withheld as payment for the exercise price of an Award or for taxes due upon vesting, exercise or settlement of an Award, the shares of Common Stock may not be reused or reissued or otherwise be treated as being available for Awards or issuance pursuant to the Plan. With respect to a stock appreciation right~~s~~, both shares of Common Stock issued pursuant to the Award and shares of Common Stock representing the exercise price of the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the stock appreciation right is forfeited, terminated or cancelled without the delivery of shares of Common Stock. Any shares of Common Stock delivered by the Company, any shares of Common Stock with respect to which Awards are made by the Company and any shares of Common Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan.
(b)Share Counting. Each share of Common Stock underlying an Award shall be counted against the numerical limits of this Section 1.6 as one share for every share subject thereto.
(c)Adjustments. The number of shares of Common Stock covered by each outstanding Award, the kind, number or amount of shares or units available for Awards under Section 1.6 (a) or otherwise, the kind, number or amount of shares or units that may be subject to Awards to any one Grantee under Section 1.7 (b) or otherwise, the exercise price or price per share of Common Stock or units covered by each such outstanding Award and any other calculation relating to shares of Common Stock available for Awards or under outstanding Awards (including Awards under Section 2.13) shall be proportionately adjusted by the Committee in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (provided that no such adjustment shall be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A of the Code), for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, merger, combination or reclassification of the Common Stock or similar transaction, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of Common Stock (including rights offerings) other than regular cash dividends or (ii) any other unusual or nonrecurring event affecting the Company or its financial statements or any change in applicable law, regulation or accounting principles; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the

Appendix 6

Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. The Committee’s determinations as to the manner of effecting this Section 1.6(c) shall be conclusive and binding.
(d)Grants exceeding allotted shares. If the shares of Common Stock covered by an Award exceeds, as of the date of grant, the number of shares of Common Stock which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess shares of Common Stock unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock subject to the Plan is timely obtained in accordance with the Plan.

1.7	Regulatory Considerations
(a)General. To the extent that the Committee determines it desirable for any Award to be given any particular tax, accounting, legal or regulatory treatment, the Award may be made by a Committee consisting of qualifying directors, subject to any necessary restrictions, conditions or other terms or otherwise in such manner as is necessary to obtain the desired treatment.
(b)Code Section 162(m) provisions. Unless and until the Committee determines that an Award to a Grantee shall not be designed to qualify as “performance-based compensation” under Section 162(m) of the Code, the following rules shall apply to Awards granted to Grantees:
(i)No Grantee shall be granted, in any fiscal year, stock options or stock appreciation rights to purchase (or obtain the benefits of the equivalent of) more than 500,000 shares of Common Stock, subject to adjustment as provided in Section 1.6(c),;
(ii)The total number of shares of Common Stock subject to Awards (other than stock options, stock appreciation rights and performance units) granted to any Grantee, in any fiscal year, may not, subject to adjustment as provided in Section 1.6(c), exceed 166,666 shares of Common Stock, provided that if any units are awarded with respect to multiple years of service, such limit shall be multiplied by such number of years (not to exceed five years);
(iii)No Grantee shall receive performance units, in any fiscal year, having a value greater than $5 million, provided that if any units are awarded with respect to multiple years of service, such limit shall be multiplied by such number of years (not to exceed five years).
(iv)No Grantee shall be granted, in any fiscal year, dividend equivalent rights with respect to more shares than the aggregate number of shares and units granted to such Grantee in such year; and
(v)For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee in its discretion may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting share Awards which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

Appendix 7

1.8	No Repricing
Without consent of the Company’s shareholders, the exercise price (or equivalent) for an Award may not be reduced. This shall include, without limitation, a repricing of the Award as well as an Award exchange program whereby the Grantee agrees to cancel an existing Award in exchange for a new Award, cash or any other form of consideration.
ARTICLE II
AWARDS UNDER THE PLAN

2.1	Awards and Award Agreements
Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. Such provisions may include restrictions on the Grantee’s right to transfer the shares of Common Stock issuable pursuant to the Award, a requirement that the Grantee become a party to an agreement restricting transfer or allowing repurchase of any shares of Common Stock acquired pursuant to the Award, a requirement that the Grantee acknowledge that such shares are acquired for investment purposes only, and a right of first refusal exercisable by the Company in the event that the Grantee wishes to transfer any such shares. The Committee may grant Awards in tandem or in connection with or independently of or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Committee shall determine, including cash, shares of Common Stock or other securities (or proceeds from the sale thereof), other Awards (by surrender or cancellation thereof or otherwise) or other property and may be made in a single payment or transfer, in installments or on a deferred basis. The Committee may determine that a Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine. The Committee shall determine if loans (whether or not secured by shares of Common Stock) may be extended, guaranteed or arranged by the Company with respect to any Awards; provided, however, that loans to executive officers of the Company may not be extended, guaranteed or arranged by the Company in violation of Section 402 of the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve System or any other applicable law or regulation. Subject to the terms of the Plan, the Committee at any time, whether before or after the grant, expiration, exercise, vesting or maturity of an Award or the Termination of Employment of a Grantee, may determine in its discretion to waive or amend any term or condition of an Award, including transfer restrictions, vesting, maturity and expiration dates, and conditions for vesting, maturity or exercise.

2.2	No Rights as a Shareholder
No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the transfer of such shares to such person. Except as otherwise provided in Section 1.6(c), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

2.3	Grant of Stock Options, Stock Appreciation Rights and Additional Options
(a)Grant of stock options. The Committee may grant stock options, including Incentive Stock Options and nonqualified stock options, to purchase shares of Common Stock from the Company, to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.

Appendix 8

(b)Grant of stock appreciation rights. The Committee may grant stock appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any stock option granted under the Plan. A stock appreciation right may be granted at or after the time of grant of such option.
(c)Stock appreciation rights. The Grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement (if the stock appreciation right is granted in connection with a stock option, then the exercise price of the option), multiplied by (iii) the number of shares with respect to which the stock appreciation right is exercised. Payment to the Grantee upon exercise of a stock appreciation right shall be made in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a stock appreciation right granted in connection with a stock option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced correspondingly by the number of shares with respect to which the option is exercised.
(d)Exercise price. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the exercise price, which shall be determined by the Committee in its discretion; provided, however, that the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the Award is granted (except as permitted in connection with the assumption or issuance of options or stock appreciation rights in a transaction to which Section 424 (a) of the Code applies).
(e)Exercise periods. Each Award Agreement with respect to a stock option or stock appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, and, if applicable, the conditions which must be satisfied (including the attainment of Performance Goals) in order for the Award evidenced thereby to be exercisable, whether in whole or in part. Such periods and conditions shall be determined by the Committee in its discretion; provided, however, that no stock option or stock appreciation right shall be exercisable more than ten (10) years after the date the Award is issued.
(f)Incentive stock options. Notwithstanding Section 2.3(d) and (e), with respect to any Incentive Stock Option or stock appreciation right granted in connection with an Incentive Stock Option (i) the exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Section 424(a) of the Code applies) and (ii) the exercise period shall not be for longer than ten (10) years after the date of the grant. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options and stock appreciation rights granted in connection with Incentive Stock Options granted under this Plan and all other plans of the Company are first exercisable by any Grantee during any calendar year shall exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Section 422 of the Code, such options and rights shall be treated as nonqualified stock options. For purposes of this Section 2.3(f), Incentive Stock Options shall be taken into account in the order in which they were granted.
(g)Ten percent owners. Notwithstanding the provisions of Sections 2.3(d), (e) and (f), to the extent required under Section 422 of the Code, an Incentive Stock Option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the exercise price is at least 110% of the Fair Market Value

Appendix 9

of the shares subject thereto, and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.

2.4	Exercise of Stock Options and Stock Appreciation Rights
Each stock option or stock appreciation right granted under the Plan shall be exercisable as follows:
(a)Exercise period. A stock option or stock appreciation right shall become and cease to be exercisable at such time or times as determined by the Committee.
(b)Manner of exercise. Unless the applicable Award Agreement otherwise provides, a stock option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A stock option or stock appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.
(c)Payment of exercise price. Any written notice of exercise of a stock option shall be accompanied by payment of the exercise price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award Agreement or otherwise permitted by the Committee in its discretion (A) by delivery of shares of Common Stock (which, if acquired pursuant to the exercise of a stock option or under an Award made under this Plan or any other compensatory plan of the Company, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the exercise price and cash for any remaining portion of the exercise price, (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.
(d)Delivery of shares. Promptly after receiving payment of the full exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment by the Company will be made partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), transfer to the Grantee or to such other person as may then have the right to exercise the Award, the shares of Common Stock for which the Award has been exercised and to which the Grantee is entitled. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the shares to the Grantee’s broker-dealer.

2.5	Cancellation and Termination of Stock Options and Stock Appreciation Rights
The Committee may, at any time prior to the occurrence of a Change of Control and in its discretion, determine that any outstanding stock options and stock appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and stock appreciation rights not granted in connection with an option) may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the shares of Common Stock and the applicable exercise price per share multiplied by the number of shares of Common Stock subject to such Award; provided that, if such product is zero or less or to the extent that the Award is not then exercisable, the stock options and stock appreciation rights will be canceled and terminated without payment therefore.

2.6	Termination of Employment
(a)Termination of Employment by Grantee for any Reason or By the Company for Cause. Except to the extent otherwise provided in paragraphs (b), (c), (d) and (e) below or in the applicable

Appendix 10

Award Agreement, all stock options and stock appreciation rights whether or not vested and to the extent not theretofore exercised shall terminate immediately upon (i) the Grantee’s Termination of Employment at Grantee’s election for any reason or (ii) Grantee’s Termination of Employment by the Company for Cause.
(b)At election of Company or a Related Entity. Except to the extent otherwise provided in the applicable Award Agreement, upon the Termination of Employment of a Grantee at the election of the Company or a Related Entity (other than in circumstances governed by paragraph (a) above or paragraphs (c), (d) or (e) below) the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of the Termination of Employment; and (ii) exercise must occur within three (3) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.
(c)Retirement. Except to the extent otherwise provided in the applicable Award Agreement, upon the Termination of Employment of a Grantee by reason of the Grantee’s Retirement, the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of Retirement; (ii) exercise must occur within three (3) years after Retirement but in no event after the expiration date of the Award as set forth in the Award Agreement; and (iii) notwithstanding clause (ii) above, the option or right shall terminate on the date Grantee begins or agrees to begin employment with another company that is in the financial services industry unless such employment is specifically approved by the Committee.
(d)Disability. Except to the extent otherwise provided in the applicable Award Agreement, upon the termination of Employment of a Grantee by reason of Disability the Grantee may exercise any outstanding stock option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of Termination of Employment; and (ii) exercise must occur six (6) months after the Termination of Employment but in no event after the expiration date of the Award as set forth in the Award Agreement.
(e)Death. Except to the extent otherwise provided in the applicable Award Agreement, if a Grantee dies during the period in which the Grantee’s stock options or stock appreciation rights are exercisable, whether pursuant to their terms or pursuant to paragraph (b), (c) or (d) above, any outstanding stock option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the Grantee was entitled to exercise the Award on the date of death; and (ii) exercise must occur six (6) months after the date of the Grantee’s death. Any such exercise of an Award following a Grantee’s death shall be made only by the Grantee’s executor or administrator, unless the Grantee’s will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will shall be entitled to exercise any Award pursuant to the preceding sentence, such executor (or administrator) or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the Grantee.

2.7	Grant of Restricted Stock and Unrestricted Stock
(a)Grant of restricted stock. The Committee may grant restricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.
(b)Grant of unrestricted stock. The Committee may grant unrestricted shares of Common Stock to such Key Persons, in such amounts and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan.

Appendix 11

(c)Rights as shareholder. The Company may issue in the Grantee’s name shares of Common Stock covered by an Award of restricted stock or unrestricted stock. Upon the issuance of such shares, the Grantee shall have the rights of a shareholder with respect to the restricted stock or unrestricted stock, subject to the transfer restrictions and the Company’s repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement.
(d)Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the Plan or the applicable Award Agreement.
(e)Nontransferable. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the restricted stock shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of shares of restricted stock, as dividends or otherwise, shall be subject to the same restrictions applicable to such restricted stock. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of restricted stock.
(f)Termination of employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, shares of restricted stock that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.

2.8	Grant of Restricted Stock Units
(a)Grant of restricted stock units. The Committee may grant Awards of restricted stock units to such Key Persons, in such amounts and subject to such terms and conditions (including the attainment of Performance Goals), as the Committee shall determine in its discretion, subject to the provisions of the Plan.
(b)Vesting. The Committee, at the time of grant, shall specify the date or dates on which the restricted stock units shall become vested and other conditions to vesting (including the attainment of Performance Goals).
(c)Maturity dates. At the time of grant, the Committee shall specify the maturity date or dates applicable to each grant of restricted stock units, which may be determined at the election of the Grantee if the Committee so determines. Such date may be on or later than, but may not be earlier than, the vesting date or dates of the Award. On the relevant maturity date(s), the Company shall transfer to the Grantee one unrestricted, fully transferable share of Common Stock for each vested restricted stock unit scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied. The Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such shares of Common Stock.
(d)Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, restricted stock units that have not vested or matured shall be forfeited and canceled.

2.9	Grant of Performance Shares and Performance Units
(a)Grant of performance shares and units. The Committee may grant performance shares in the form of actual shares of Common Stock or share units over an identical number of shares of Common Stock, to such Key Persons, in such amounts (which may depend on the extent to which

Appendix 12

Performance Goals are attained), subject to the attainment of such Performance Goals and satisfaction of such other terms and conditions (which may include the occurrence of specified dates), as the Committee shall determine in its discretion, subject to the provisions of the Plan. The Performance Goals and the length of the performance period applicable to any Award of performance shares or performance units shall be determined by the Committee. The Committee shall determine in its discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination of cash and Common Stock.
(b)Company to hold certificates. Unless the Committee shall otherwise determine, any certificate issued evidencing performance shares shall remain in the possession of the Company until such performance shares are earned and are free of any restrictions specified in the Plan or the applicable Award Agreement.
(c)Nontransferable. Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of Performance Goals) and other conditions on which the non-transferability of the performance shares shall lapse. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Grantee in respect of performance shares, as dividends or otherwise, shall be subject to the same restrictions applicable to such performance shares. The Committee at any time may waive or amend the transfer restrictions or other condition of an Award of performance shares.
(d)Termination of Employment. Except to the extent otherwise provided in the applicable Award Agreement or unless otherwise determined by the Committee, in the event of the Grantee’s Termination of Employment for any reason, performance shares and performance share units that remain subject to transfer restrictions as of the date of such termination shall be forfeited and canceled.

2.10	Grant of Dividend Equivalent Rights
The Committee may in its discretion include in the Award Agreement with respect to any Award, other than a stock option or stock appreciation right, a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the shares of Common Stock covered by such Award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise or vesting of, or the attainment or satisfaction of terms and conditions applicable to, the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate; provided, however, that the recipient of an Award of performance shares or performance units shall only be paid any dividends or dividend equivalent rights upon vesting of the applicable performance share or performance unit.

2.11	Deferred Stock Units.
(a)Description. Deferred stock units shall consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Committee in its discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Committee. Deferred stock units shall remain subject to the claims of the Company’s general creditors until distributed to the Grantee.
(b)162(m) limits. Deferred stock units shall be subject to the annual Section 162(m) limits applicable to the underlying restricted stock, restricted stock unit, performance share or performance unit Award as forth in Section 1.7(b).

Appendix 13

2.12	Other Stock-Based Awards
The Committee may grant other types of stock-based Awards to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the transfer of actual shares of Common Stock, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.13	Director Awards
(a)Eligibility. In order to retain and compensate voting directors of the Company who are not employees of the Company (“Non-Employee Directors”) and to strengthen the alignment of their interests with those of the shareholders of the Company, Non- Employee Directors shall be eligible to receive Awards under this Plan as determined by the Board, subject to the limits set forth in this Section 2.13.
(b)Non-Employee Director Award Limits. The aggregate value of Awards that may be granted to any one Non-Employee Director during any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $200,000, based on the aggregate Fair Market Value of Awards, determined as of the date of grant.
ARTICLE III
MISCELLANEOUS

3.1	Amendment of the Plan; Modification of Awards
(a)Board authority to amend Plan. The Board in its discretion may at any time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an assumption or other action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be effective with respect to such Grantee and Award only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Board that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.
(b)Shareholder approval. Shareholder approval of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or rule (including the rules of self- regulatory organizations).
(c)Committee authority to amend Awards. The Committee in its discretion may at any time, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an Award or the Termination of Employment of a Grantee, amend any outstanding Award or Award Agreement, including an amendment which would accelerate or extend the time or times at which the Award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Award Agreement. However, any such amendment (other than an amendment pursuant to paragraphs (d), (e) or (f) of this Section 3.1 or an amendment to effect an action consistent with Section 3.7) that materially impairs the rights or materially increases the obligations of a Grantee under an outstanding Award shall be made only with the consent of the Grantee (or, upon the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will). For purposes of the Plan, any action of the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any Grantee.
(d)Regulatory changes generally. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or an outstanding Award or Award Agreement to the extent necessary to preserve any tax, accounting, legal or

Appendix 14

regulatory treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), without regard to whether such amendment adversely affects a Grantee’s rights under the Plan or such Award and Award Agreement.
(e)Section 409A changes. Notwithstanding anything to the contrary in this Section 3.1 or the Plan, the Board or the Committee shall have full discretion to amend the Plan or any outstanding Award or Award Agreement to the extent necessary to avoid the imposition of any tax under Section 409A of the Code. Any such amendments to the Plan, an Award or an Award Agreement may be adopted without obtaining the consent of any Grantee (or, after the Grantee’s death, the Grantee’s executor (or administrator) or the recipient of a specific disposition under the Grantee’s will), regardless of whether such amendment adversely affects a Grantee’s rights under the Plan or such Award or Award Agreement.
(f)Other tax changes. In the event that changes are made to Section 83(b), 162(m), 422 or other applicable provision of the Code the Board or the Committee may, subject to Sections 3.1 (a), (b) and (c), make any adjustments it determines in its discretion to be appropriate with respect to the Plan or any Award or Award Agreement.

3.2	Tax Withholding
(a)Tax withholdings. As a condition to the receipt of any shares of Common Stock pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.
(b)Withholding shares. If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, unless otherwise provided in the applicable Award Agreement, the Grantee may satisfy only the minimum statutory withholding obligation imposed under paragraph (a) by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

3.3	Restrictions
(a)Required consents. If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares of Common Stock or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.
(b)Definition. The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

Appendix 15

3.4	Nonassignability
(a)Nonassignability. No Award or right granted to any person under the Plan shall be assignable or transferable other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 3.4 shall be void. Notwithstanding the foregoing, the Committee may in its discretion permit the donative transfer of any Award under the Plan (other than an Incentive Stock Option) by the Grantee (including to a trust or similar instrument), subject to such terms and conditions as may be established by the Committee.
(b)Cashless exercises permitted. The restrictions on exercise and transfer in paragraph (a) above shall not be deemed to prohibit the authorization by the Committee of “cashless exercise” procedures with parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable legal restrictions and Rule 16b-3.

3.5	Requirement of Notification of Election Under Section 83(b) of the Code
If a Grantee, in connection with the acquisition of shares of Common Stock under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Grantee makes such an election, the Grantee shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

3.6	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code
If any Grantee shall make any disposition of shares of Common Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

3.7	Change in Control
(a)Definition. Except to the extent otherwise provided in an applicable Award Agreement, a “Change in Control” means the occurrence of any one of the following events:
(i)any Person (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any corporation controlled by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below), (E) pursuant to any acquisition by Grantee or any group of persons including Grantee (or any entity controlled by Grantee (or any group of persons including Grantee), (F) a transaction (other than one described in clause (iii) below) in which outstanding Company Voting Securities are acquired from the Company, if a majority of the Continuing Directors (as defined in clause (ii) below) approve a resolution providing expressly that the

Appendix 16

acquisition pursuant to this subclause (F) does not constitute a Change in Control under this clause (F), or (G) any acquisition by a person of 20% of the outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such person to 20% or more of the outstanding Company Voting Securities, provided, however, that if a person shall become the beneficial owner of 20% or more of the outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;
(ii)during any two consecutive years, individuals who at the beginning of such period constitute the Board (“Continuing Directors”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the Continuing Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be a Continuing Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director, including by reason of any agreement intended to avoid or settle any such election or proxy contest;
(iii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the

Appendix 17

board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Continuing Directors (any Business Combination which satisfies all of the criteria specified in subclauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); provided, however, that if Continuing Directors constitute a majority of the Board immediately following the occurrence of a Business Combination, then a majority of Continuing Directors in office prior to the Consummation of the Business Combination may approve a resolution providing expressly that such Business Combination does not constitute a Change in Control under this clause (iii) for any and all purposes of the Plan.
(iv)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(v)the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or such surviving entity outstanding immediately after such sale or disposition.
(b)In the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if the Grantee has a Termination of Employment due to termination by the Company without Cause or by the Grantee for Good Reason within the twenty-four (24) month period following such Change in Control:
(i)any and all stock options and stock appreciation rights granted under the Plan will become both vested and immediately exercisable as of the date of such Termination of Employment;
(ii)any restricted period and other restrictions imposed on restricted stock or restricted stock units will lapse, and restricted stock units will become both vested and immediately transferrable or payable as of the date of such Termination of Employment;
(iii)any outstanding performance shares and performance units will become both vested and immediately transferrable or payable as of the date of such termination of employment; and
(iv)any other stock-based awards will become both vested and immediately transferrable or payable as of the date of such termination of employment.
(c)In the event of a Change in Control, the payout opportunities attainable under all outstanding performance shares and performance units will be deemed to have been earned based on the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control and such Performance Awards will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated vesting in accordance with Section 3.7(a).
(d)In the event of a Change in Control, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement; provided, however, that if such successor entity or its parent is not willing to assume or substitute the Awards as described above, the Committee may determine that all outstanding Awards will be

Appendix 18

cancelled upon a Change in Control, and the value of such Awards, as determined by the Committee in accordance with the terms of the Plan, the Award Agreement and any agreement setting forth the terms and conditions of the proposed transaction(s) effecting such Change in Control, will be paid out in cash, shares of Common Stock or other property within a reasonable time subsequent to the Change in Control; provided, that (i) no such payment will be made on account of an Incentive Stock Option using a value higher than the Fair Market Value of a share of Stock on the date of settlement and (ii) prior to the occurrence of a Change in Control, the Committee may determine to cancel without any payment or other consideration any stock options and stock appreciation rights having an exercise price per share at the time of the Change in Control that is equal to or greater than the value of the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with the Change in Control.
(e)Section 409A. To the extent it is necessary for the term “change of control” to be defined as provided in Section 409A of the Code in order for compensation provided under any Award to avoid the imposition of taxes under Section 409A of the Code, then the term “change in control”, only insofar as it applies to any such Award, shall be defined as provided in Section 409A of the Code, rather than as provided in Section 3.7 (a), and the terms of Sections 3.7(b) through (d) shall be applied and interpreted with respect to such Section 409A definition in such manner as the Committee in its discretion determines to be equitable and reflect the intention of Sections 3.7(a) through (d).

3.8	No Right to Employment
Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or any Related Entity or affect any right which the Company or Related Entity may have to terminate such employment or association at any time (with or without cause).

3.9	Nature of Payments
Unless the Committee determines at any time in its discretion, any and all grants of Awards and issuances of shares of Common Stock under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

3.10	Non-Uniform Determinations
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

3.11	Other Payments or Awards
Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

Appendix 19

3.12	Interpretation
The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. As used in the Plan, “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are followed by such words or words of like import; except as the context requires, the singular includes the plural and visa versa; and references to any agreement or other document are references to such agreement or document as amended or supplemented from time to time. Any determination, interpretation or similar act to be made by the Committee shall be made in the discretion of the Committee, whether or not the applicable provisions of the Plan specifically refer to the Committee’s discretion.

3.13	Effective Date and Term of Plan
The Plan shall become effective as of approval of the Plan by the Company’s shareholders (the “Effective Date”). Unless sooner terminated by the Board, the Plan, including the provisions respecting the grant of Incentive Stock Options, shall terminate on the tenth anniversary of the Effective Date; provided that the Plan shall continue to govern outstanding Awards until such Awards have been satisfied or terminated. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.14	Governing Law
All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflict of laws.

3.15	Severability; Entire Agreement
If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

3.16	No Third Party Beneficiaries
Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.17	Successors and Assigns
The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

3.18	Waiver of Claims
Each Grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

Appendix 20

3.19	Waiver of Claims; Clawback
Before being selected by the Committee to receive an Award, no Key Person has any right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement). Awards under the Plan shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that the Awards be forfeited, reduced, or repaid to the Company after they have been distributed or paid to the Grantee.

3.20	Right of Offset.
Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company as determined by the Committee.

3.21	Relation to Other Equity Plans
Notwithstanding any other provisions to the contrary in the Prior Plan, upon shareholder approval of this Plan and filing and effectiveness of a Form S-8 registration statement with the Securities and Exchange Commission for this Plan, no new awards of shares of Common Stock will be granted under the Prior Plan.

Appendix 21

ZIONS BANCORPORATION
ONE SOUTH MAIN STREET, 15TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 524-4787
www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1 1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Jerry C. Atkin	☐	☐	☐
1b. John C. Erickson	☐	☐	☐
1c. Patricia Frobes	☐	☐	☐
1d. Suren K. Gupta	☐	☐	☐
1e. J. David Heaney	☐	☐	☐
1f. Vivian S. Lee	☐	☐	☐
1g. Edward F. Murphy	☐	☐	☐
1h. Roger B. Porter	☐	☐	☐
1i. Stephen D. Quinn	☐	☐	☐
1j. Harris H. Simmons	☐	☐	☐
1k. L.E. Simmons	☐	☐	☐
1l. Shelley Thomas Williams	☐	☐	☐
1m. Steven C. Wheelwright	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company's financial statements for the current fiscal year.	☐	☐	☐
3 Approval, on a nonbinding advisory basis, of the compensation paid to the company's named executive officers with respect to the fiscal year ended December 31, 2014.	☐	☐	☐
4 Approval of the Company's 2015 Omnibus Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5 That the shareholders request the Board of Directors to establish a policy requiring that the Board's chairman be an "independent" director.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000239534_1 R1.0.0.51160

ZIONS BANCORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ZIONS BANCORPORATION
Annual Meeting of Shareholders
May 22, 2015, 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Scott Anderson and Edward P. Schreiber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 5/22/2015, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000239534_2 R1.0.0.51160